UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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HUBSPOT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 24, 2019

Dear Fellow Stockholders:

I am pleased to invite you to attend the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of HubSpot, Inc. (“HubSpot”) to be held on Wednesday, June 5, 2019 at 9:00 a.m. Eastern Time at our offices, located at 2 Canal Park, 1st Floor, Cambridge, MA 02141.

Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of 2019 Annual Meeting of Stockholders and Proxy Statement.

Pursuant to the Securities and Exchange Commission (“SEC”) rules that allow issuers to furnish proxy materials to stockholders over the Internet, we are posting the proxy materials on the Internet and delivering a notice of the Internet availability of the proxy materials. On or about April 24, 2019, we will begin mailing to our stockholders a Notice of Internet Availability (the “Notice”) containing instructions on how to access or request a copy of our Proxy Statement for the 2019 Annual Meeting of Stockholders and our Annual Report on Form 10-K for the year ended December 31, 2018.

Your vote is important. Whether or not you plan to attend the Annual Meeting, I hope you will vote as soon as possible. You may vote over the Internet or in person at the Annual Meeting or, if you requested printed copies of proxy materials, you also may vote by mailing a proxy card or voting by telephone. Please review the instructions on the Notice or on the proxy card regarding your voting options.

Thank you for being a HubSpot stockholder. We look forward to seeing you at our Annual Meeting.

Sincerely,

Brian Halligan

Chairman and Chief Executive Officer

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the meeting, whether or not you plan to attend the meeting, please vote your shares as promptly as possible over the Internet by following the instructions on your Notice or, if you requested printed copies of your proxy materials, by following the instructions on your proxy card. Your participation will help to ensure the presence of a quorum at the meeting and save HubSpot the extra expense associated with additional solicitation. If you hold your shares through a broker, your broker is not permitted to vote on your behalf on (1) the election of directors or (2) the non-binding, advisory vote to approve the compensation of our named executive officers unless you provide specific instructions to the broker by completing and returning any voting instruction form that the broker provides (or following any instructions that allow you to vote your broker-held shares via telephone or the Internet). For your vote to be counted, you will need to communicate your voting decision before the date of the Annual Meeting. Voting your shares in advance will not prevent you from attending the Annual Meeting, revoking your earlier submitted proxy or voting your stock in person.

HUBSPOT, INC.

25 First Street

Cambridge, MA 02141

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that HubSpot, Inc. will hold its 2019 Annual Meeting of Stockholders (the “Annual Meeting”) on Wednesday, June 5, 2019 at 9:00 a.m. Eastern Time at our offices, located at 2 Canal Park, 1st Floor, Cambridge, MA 02141, for the following purposes:

•

To elect three Class II directors, Lorrie Norrington, Dharmesh Shah, and Avanish Sahai, to hold office until the 2022 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier resignation or removal;

•	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019;
•	To conduct a non-binding, advisory vote to approve the compensation of our named executive officers; and
•	To transact any other business that properly comes before the Annual Meeting (including adjournments and postponements thereof).

Only stockholders of record at the close of business on April 9, 2019 are entitled to notice of and to vote at the Annual Meeting as set forth in the Proxy Statement. If you plan to attend the Annual Meeting in person, you should be prepared to present photo identification such as a valid driver’s license and verification of stock ownership for admittance. You are entitled to attend the Annual Meeting only if you were a stockholder as of the close of business on April 9, 2019 or hold a valid proxy for the Annual Meeting. If you are a stockholder of record, your ownership as of the record date will be verified prior to admittance into the meeting. If you are not a stockholder of record but hold shares through a broker, trustee, or nominee, you must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership. Please allow ample time for the admittance process. For instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail, the section titled “Voting” beginning on page 1 of this Proxy Statement or, if you requested to receive printed proxy materials, your enclosed proxy card.

By Order of the Board of Directors,

John P. Kelleher

General Counsel and Secretary

Cambridge, Massachusetts

April 24, 2019

PROXY STATEMENT FOR THE 2019 ANNUAL MEETING
OF STOCKHOLDERS

ABOUT THE ANNUAL MEETING

Our Board of Directors (the “Board”) solicits your proxy on our behalf for the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) and at any postponement or adjournment of the Annual Meeting for the purposes set forth in this Proxy Statement and the accompanying Notice of Internet Availability of Proxy Materials (the “Notice”). The Annual Meeting will be held at 9:00 a.m. Eastern Time on Wednesday, June 5, 2019 at our offices, located at 2 Canal Park, 1st Floor, Cambridge MA 02141. We made this Proxy Statement available to stockholders beginning on April 24, 2019.

In this Proxy Statement the terms “HubSpot,” “the company,” “we,” “us,” and “our” refer to HubSpot, Inc. The mailing address of our principal executive offices is HubSpot, Inc., 25 First Street, Cambridge MA 02141.

Internet Availability of Proxy Materials

We are providing access to our proxy materials over the Internet. On April 24, 2019, we mailed the Notice to stockholders, unless they requested a printed copy of proxy materials. The Notice contains instructions on how to access our proxy materials and how to vote. If you would like to receive a paper or e-mail copy of our proxy materials, please follow the instructions in the Notice. If you requested printed versions of these materials by mail, they will also include a proxy card for the Annual Meeting.

Record Date	April 9, 2019

Quorum	A majority of the shares of all issued and outstanding stock entitled to vote on the record date must be present in person or represented by proxy to constitute a quorum.

Shares Outstanding	42,038,600 shares of common stock outstanding as of April 9, 2019.

Voting	There are four ways a stockholder of record can vote:

(1) By Internet: You may vote over the Internet by following the instructions provided in the Notice.

(2) By Telephone: You can vote by telephone by following the instructions in the Notice.

(3) By Mail: If you requested printed copies of proxy materials, you can vote by mailing your proxy as described in the proxy materials.

(4) In Person: If you are a stockholder as of the record date, you may vote in person at the meeting. Submitting a proxy will not prevent a stockholder from attending the Annual Meeting, revoking their earlier-submitted proxy, and voting in person.

In order to be counted, proxies submitted by telephone or Internet must be received by 11:59 p.m. Eastern Time on June 4, 2019. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting.

If you are a stockholder who holds shares through a brokerage firm, bank, trust, or other similar organization (that is, in “street name”), please refer to the instructions from the broker or organization holding your shares.

Revoking Your Proxy

Stockholders of record may revoke their proxies by attending the Annual Meeting and voting in person, by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with our Secretary before the vote is counted or by voting again using the telephone or Internet before the cutoff time (your latest telephone or Internet proxy is the one that will be counted). If you hold shares through a bank or broker, you may revoke any prior voting instructions by contacting that firm.

2019 PROXY STATEMENT | HubSpot, Inc.   1

Votes Required to Adopt Proposals

Each share of our common stock outstanding on the record date is entitled to one vote on any proposal presented at the Annual Meeting:

For Proposal One, the election of directors, the nominees receiving a majority of votes properly cast will be elected as directors.

For Proposal Two, a majority of the votes properly cast is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

For Proposal Three, a majority of the votes properly cast is required to approve the compensation of our named executive officers. Since this proposal is an advisory vote, the result will not be binding on our Board, the Compensation Committee of our Board (the “Compensation Committee”), or the Company. However, the Board values input from stockholders, and the Compensation Committee will consider the outcome of the vote when making future decisions regarding the compensation of our named executive officers.

Effect of Abstentions and Broker Non-Votes

Votes withheld from any nominee, abstentions and “broker nonvotes” (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum. Shares voting “withheld” have no effect on the election of directors. Abstentions have no effect on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 or the advisory vote to approve the compensation of our named executive officers.

Under the rules that govern brokers holding shares for their customers, brokers who do not receive voting instructions from their customers have the discretion to vote uninstructed shares on routine matters, but do not have discretion to vote such uninstructed shares on non-routine matters. Only Proposal Two, the ratification of the appointment of PricewaterhouseCoopers LLP, is considered a routine matter where brokers are permitted to vote shares held by them without instruction. If your shares are held through a broker, those shares will not be voted with regard to Proposals One or Three unless you affirmatively provide the broker instructions on how to vote. Broker non-votes also will have no effect on the outcome of these proposals.

Voting Instructions

If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit proxy voting instructions but do not direct how your shares should be voted on each item, the persons named as proxies will vote for the election of each of the nominees for directors, for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, for the non-binding advisory vote to approve the compensation of our named executive officers. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment, although we have not received timely notice of any other matters that may be properly presented for voting at the Annual Meeting.

Voting Results

We will announce preliminary results at the Annual Meeting. We will report final results by filing a Form 8-K within four business days after the Annual Meeting. If final results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

2019 PROXY STATEMENT | HubSpot, Inc.   2

Additional Solicitation/Costs

We are paying for the distribution of the proxy materials and solicitation of the proxies. As part of this process, we reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies. Our directors, officers, and employees may also solicit proxies on our behalf in person, by telephone, email or facsimile, but they do not receive additional compensation for providing those services.

Householding

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice, Proxy Statement, and Annual Report on Form 10-K for the year ended December 31, 2018, as applicable, is being delivered to multiple stockholders sharing an address unless we have received contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you write to us at Investor Relations at HubSpot, Inc., 25 First Street, Cambridge, MA 02141 or call (888) 482-7768. If you want to receive separate copies of the Notice, Proxy Statement, or Annual Report on Form 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

2019 PROXY STATEMENT | HubSpot, Inc.   3

DIRECTORS AND EXECUTIVE OFFICERS

The following table identifies our Board of Directors and executive officers and sets forth their current position(s) at HubSpot and their ages as of April 24, 2019:

Name	Age	Position
Executive Officers
Brian Halligan	51	Co-founder, Chairman of the Board, and Chief Executive Officer
Dharmesh Shah	51	Co-founder, Director, and Chief Technology Officer
JD Sherman	53	President and Chief Operating Officer
Kate Bueker	48	Chief Financial Officer and Treasurer
John Kelleher	53	General Counsel and Secretary
Hunter Madeley	52	Chief Sales Officer
Directors
Ron Gill	53	Director
Julie Herendeen	53	Director
Lorrie Norrington	59	Lead Independent Director
Avanish Sahai	53	Director
Michael Simon	54	Director
Jay Simons	46	Director
Jill Ward	58	Director

Set forth below are the biographies of each executive officer and director, as well as information regarding each such person’s business experience, director positions held currently or at any time during the last five years, and, for directors, the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee to determine that the person should serve as a director of the company. We believe that each of our executive officers and directors has a reputation for integrity, honesty and adherence to high ethical standards.

Brian Halligan, a founder of the company, has served as our Chief Executive Officer and a member of our Board of Directors since 2005, and has served as Chairman of our Board of Directors since 2014. Mr. Halligan is also an author and a senior lecturer at the Massachusetts Institute of Technology. Prior to founding HubSpot, Mr. Halligan served as venture partner at Longworth Ventures. From 2000 until 2004, he also worked as the vice president of sales of Groove Networks, which was later acquired by Microsoft. Mr. Halligan served on the board of directors of Fleetmatics Group, a global provider of fleet management solutions until its acquisition by Verizon Communications in November 2016. Mr. Halligan was selected to serve as a director on our Board due to his knowledge of HubSpot and our business and his service as our Chief Executive Officer.

Dharmesh Shah a founder of the company, has served as our Chief Technology Officer and a member of our Board of Directors since 2005. Prior to founding HubSpot, he was founder and chief executive officer of Pyramid Digital Solutions, a software company, which was acquired by SunGard Data Systems in 2005. Mr. Shah is also an author and angel investor. Mr. Shah was selected to serve as a director on our Board due to his knowledge of the company and our business and his service as our Chief Technology Officer.

JD Sherman has served as our Chief Operating Officer since March 2012 and as our President since March 2014. From 2005 to 2012, Mr. Sherman served as the chief financial officer of Akamai Technologies. From 1990 to 2005, he served in various positions at IBM including as vice president of financial planning and assistant controller of corporate financial strategy and budgets. He currently serves on the board of directors of Fiserv, Inc. and on the BUILD Boston Board of Advisors.

2019 PROXY STATEMENT | HubSpot, Inc.   4

Kate Bueker has served as our Chief Financial Officer since June 2018. Prior to joining HubSpot, Ms. Bueker held numerous financial leadership roles from 2007 to 2018 at Akamai Technologies, Inc. Ms. Bueker most recently served as senior vice president of business finance and operations at Akamai. Prior to joining Akamai, Ms. Bueker spent almost 10 years in investment banking at The Blackstone Group, UBS, Credit Suisse and Donaldson, Lufkin & Jenrette.

John Kelleher has served as our General Counsel since June 2012. Previously, from 2003, Mr. Kelleher served as the senior vice president and general counsel of Endeca Technologies until its acquisition by Oracle in December 2011. Prior to his legal career, Mr. Kelleher was a Lieutenant in the U.S. Navy.

Hunter Madeley has served as our Chief Sales Officer since April 2016. Prior to that, he served as our senior vice president global sales from April 2014 to March 2016. After a sabbatical, Mr. Madeley served as a vice president commercial sales at salesforce.com from 2010 to 2014. From 2002 to 2004, Mr. Madeley served in several leadership roles at ADP, including as a vice president sales and a director of sales.

Ron Gill has served as a member of our Board of Directors since June 2012. Mr. Gill has served as an operating partner of Lead Edge Capital, a growth equity investment firm, since 2018. From 2007 to 2017, Mr. Gill held multiple positions at NetSuite, Inc., including chief financial officer from 2010 until 2017, including through NetSuite’s acquisition by Oracle in 2016. Prior to joining NetSuite, Ron was vice president, finance at Hyperion Solutions. Previously, he held a variety of financial positions with several technology companies, including SAP, Dell and Sony. Mr. Gill was selected to serve as a director on our Board due to his broad industry experience and extensive financial leadership experience. Mr. Gill qualifies as an “audit committee financial expert” under SEC guidelines.

Julie Herendeen has served as a member of our Board of Directors since April 2016. Ms. Herendeen currently serves as the interim chief marketing officer for PagerDuty, a role she has held since March 2019.  Ms. Herendeen served as head of global enterprise marketing at Uber from March 2017 to April 2018. From September 2014 until April 2016, Ms. Herendeen served as vice president of marketing of Dropbox. Prior to joining Dropbox, Ms. Herendeen was the chief marketing officer of Lookout, a mobile security company, from February 2010 to August 2014. Before joining Lookout, Ms. Herendeen spent five years at Yahoo and prior to that she held various positions at Shutterfly, Netscape and Apple. Ms. Herendeen was selected to serve as a director on our Board due to her extensive marketing and product expertise as well as her experience scaling technology businesses as the voice of the customer.

Lorrie Norrington has served as a member of our Board of Directors since September 2013. Ms. Norrington has served as an operating partner of Lead Edge Capital, a growth equity investment firm, since 2013. Ms. Norrington currently serves on the boards of directors of three other public companies, Autodesk, Colgate-Palmolive, and Eventbrite, and also previously served on the boards of directors of Shopping.com, McAfee, Lucasfilm, and DIRECTV. Ms. Norrington served in several senior management roles at eBay, Shopping.com, Intuit, and General Electric Company. Ms. Norrington was selected to serve as a director on our Board due to her broad industry experience, including over 35 years of operating experience in technology, software and internet businesses, and her experience as a current and former director of other public companies.

Avanish Sahai has served as a member of our Board of Directors since April 2018. Mr. Sahai has served as the global vice president of ISV and technology alliances at ServiceNow, a leading enterprise software vendor, since 2016. From May 2015 to December 2016, Mr. Sahai was the senior vice president of channels and alliances at InsideSales.com. From April 2014 to May 2015, he was the senior vice president and chief product officer at Demandbase.  Prior to Demandbase, Mr. Sahai held leadership positions at Salesforce.com, Oracle, and McKinsey & Company, as well as various early-to-mid stage startups in Silicon Valley. Mr. Sahai was selected to serve as a director on our Board due to his extensive industry experience, his global expertise, and his knowledge of building software platforms and ecosystems.

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Michael Simon has served as a member of our Board of Directors since June 2011. Mr. Simon is the chief executive officer of NDVR, Inc., a private company that develops portfolio optimization algorithms and technology.  He also serves on the board of directors of LogMeIn, Inc.  Mr. Simon served as the co-founder, chairman and chief executive officer of LogMeIn from 2003 until 2015, and as chairman from 2016 until March 2019. He also serves on the board of SessionM, a private company that makes enterprise customer loyalty software. Mr. Simon also serves on the Graduate Studies Advisory Council at the University of Notre Dame. Mr. Simon was selected to serve as a director on our Board due to his broad industry and leadership experience.

Jay Simons has served as a member of our Board of Directors since January 2017. Since 2011, Mr. Simons has served as president of Atlassian Corporation Plc. From 2008 to 2011, Mr. Simons was vice president of sales and marketing at Atlassian. From October 2005 to May 2008, Mr. Simons served in various roles, including vice president, marketing, at BEA Systems, Inc. an enterprise software company, which was acquired by Oracle Corporation in 2008. From 1998 to 2005, Mr. Simons served in various roles, including vice president, product marketing & strategy, at Plumtree Software, Inc., a web software company, which was acquired by BEA Systems, Inc. in 2005. Mr. Simons was selected to serve as a director on our Board due to his experience implementing a high-velocity, low-touch sales model, his experience moving to a multi-product platform and his experience with global expansion.

Jill Ward has served as a member of our Board of Directors since October 2017. Since 2018, Ms. Ward has served as an operating partner of Lead Edge Capital, a growth equity investment firm, and as a director of Carbon Black, Inc.  Ms. Ward previously served as president and chief operating officer of Fleetmatics from 2015 until its acquisition by Verizon Communications in 2016. Prior to Fleetmatics, from 2001 to 2014, Ms. Ward served as vice president and then senior vice president and general manager at Intuit.  Ms. Ward has also held leadership roles at Fidelity Investments, and Bain & Company.  Ms. Ward was selected to serve as a director on our Board due to her experience in leading and scaling technology companies that serve small and medium sized businesses, as well as her skills at building strong customer experiences and deep channel partner relationships.

2019 PROXY STATEMENT | HubSpot, Inc.   6

CORPORATE GOVERNANCE

Board Independence

The Board believes, and our Corporate Governance Guidelines dictate, that the Board should consist of a substantial majority of independent directors. The Board has determined that, except for Messrs. Halligan and Shah as executive officers of the Company, each of our current directors has no material relationship with HubSpot that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  In making that determination, the Board considered all relevant facts and circumstances, including (but not limited to) the director’s commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships. In addition, the Board has determined that a majority of our directors is “independent” within the meaning of the director independence standards of the NYSE, other than Messrs. Halligan and Shah, who currently serve as executive officers of the Company, and Ms. Ward, who had a prior compensation committee interlock with Mr. Halligan. Ms. Ward was the president and chief operating officer of Fleetmatics while Mr. Halligan served on its compensation committee until its acquisition in November 2016 by Verizon Communications.

Furthermore, the Board has determined that each member of each of the committees of the Board is independent within the meaning of the NYSE’s, the SEC’s, and our applicable committees’ independence standards, including Rule 10a-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). There are no family relationships among any of our directors or executive officers. Mr. David Skok, who retired from the Board in April 2018, was also an independent director throughout the period he served on the Board.

At least annually, the Board will evaluate all relationships between us and each director in light of relevant facts and circumstances for the purposes of determining whether a material relationship exists that might signal a potential conflict of interest or otherwise interfere with such director’s ability to satisfy his or her responsibilities as an independent director. Based on this evaluation, the Board will make an annual determination of whether each director is independent within the meaning of the NYSE’s, the SEC’s, and our applicable committees’ independence standards.

Board Leadership Structure

Currently, our Chief Executive Officer, Mr. Brian Halligan, also serves as Chairman of the Board of Directors. The Board believes that its current leadership structure, coupled with an emphasis on Board independence provides effective independent oversight of management while allowing both the Board and management to benefit from Mr. Halligan’s leadership and years of experience in HubSpot’s business.  Mr. Halligan possesses details and first-hand knowledge of the issues, opportunities, and challenges facing HubSpot and its business. We believe this extensive Company-specific experience and expertise of Mr. Halligan, together with the outside experience, oversight and expertise of our independent directors, allows for differing perspectives and roles regarding strategy development that benefit our stockholders. This structure enables Mr. Halligan to act as the key link between the Board and other members of management.  Further, the Board believes that Mr. Halligan’s combined role enables decisive leadership, ensures clear accountability, and enhances HubSpot’s ability to communicate its message and strategy clearly and consistently to its stockholders, employees, and customers.

The Board also has a Lead Independent Director who provides an effective independent voice in our leadership structure.  As lead independent director, Ms. Lorrie Norrington presides over meetings of our independent directors, serves as a liaison between our Chairman of the Board of Directors and the independent directors and performs such additional duties as our Board of Directors may otherwise determine and delegate.

Given our strong business, operational and financial performance, the Board believes that stockholders are best served by continuing this leadership structure. The Board continues to review the leadership of the Board on a regular basis.

Board and Committee Meetings

The Board meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring their approval. It also holds special meetings when important matters require action between scheduled meetings. Members of senior management regularly attend meetings to report on and discuss their areas of responsibility. During 2018, the Board held six meetings. The Board has three standing committees:

•	the Audit Committee, which held eight meetings in 2018;
•	the Compensation Committee, which held five meetings in 2018; and
•	the Nominating and Corporate Governance Committee, which held five meetings in 2018.

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Each of the incumbent directors of the Board attended 100% of all meetings of the Board and meetings of committees of our Board upon which they served (during the periods that they served) during 2018. The Board regularly holds executive sessions of the non-management directors as well as the independent directors. Executive sessions of non-management directors do not include employee directors and executive sessions of independent directors do not include directors who do not qualify as independent under NYSE and SEC rules.

It is our policy that members of our Board are encouraged to attend annual meetings of our stockholders.  All members of our Board attended the 2018 annual meeting of our stockholders.

Corporate Governance Policies and Committee Charters

The Company and the Board regularly review and evaluate the Company’s corporate governance practices.  The Board has adopted Corporate Governance Guidelines to assist and guide its members in the exercise of its responsibilities. These guidelines should be interpreted in accordance with any requirements imposed by applicable federal or state law or regulation, the NYSE and our certificate of incorporation and bylaws.

In addition, we have adopted a Code of Business Conduct and Ethics (a/k/a our Code of Use Good Judgment) that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. We intend to disclose any amendment or waiver of a provision of the Code of Use Good Judgment that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website (available at http://www.hubspot.com) and/or in our public filings with the SEC.

The Board has also adopted a written charter for the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee, each of which satisfy the applicable rules of the SEC and the listing standards of the NYSE.

Our Corporate Governance Guidelines, Code of Use Good Judgment, and committee charters are available on the Investor Relations – Leadership and Governance section of our website at https://ir.hubspot.com/leadership.  You may also request a copy of these documents by contacting Investor Relations at our principal executive offices.

Board Committees

Our bylaws provide that the Board may delegate responsibility to committees. The Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.

The table below shows the composition of the standing committees of the Board of Directors.  Ms. Ward and Messrs. Halligan and Shah do not currently serve on any standing committee.

Name	Independent	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee
Ron Gill	√	Chair
Brian Halligan
Julie Herendeen	√	√		√
Lorrie Norrington	√			Chair
Avanish Sahai	√	√
Dharmesh Shah
Michael Simon	√		Chair
Jay Simons	√		√
Jill Ward
Total Meetings Held in 2018		8	5	5

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Audit Committee

Ms. Herendeen and Messrs. Gill and Sahai currently serve on the Audit Committee, which is chaired by Mr. Gill. The Board has determined that each member of the Audit Committee is “independent” for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act, and the applicable NYSE rules. Each member of the Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and NYSE. The Board has designated Mr. Gill as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The Audit Committee’s responsibilities include:

•	overseeing the work of our independent registered public accounting firm;
•	approving the hiring, discharging and compensation of our independent registered public accounting firm;
•	approving engagements of the independent registered public accounting firm to render any audit or permissible non-audit services;
•	reviewing the qualifications and independence of the independent registered public accounting firm;
•	monitoring the rotation of partners of the independent registered public accounting firm on our engagement team as required by law;
•	reviewing our consolidated financial statements and reviewing our critical accounting policies and estimates;
•	reviewing the adequacy and effectiveness of our internal controls; and
•

reviewing and discussing with management and the independent registered public accounting firm the results of the annual audit of our annual consolidated financial statements and the interim reviews of our quarterly consolidated financial statements.

Compensation Committee

Messrs. Simon and Simons currently serve on the Compensation Committee, which is chaired by Mr. Simon. The Board has determined that each member of the Compensation Committee is “independent” as that term is defined in the applicable SEC and NYSE rules. The Compensation Committee’s responsibilities include:

•	reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers;
•	evaluating the performance of our executive officers in light of established goals and objectives;
•	reviewing and approving the compensation of our executive officers based on its evaluations;
•	reviewing and recommending compensation of our non-employee directors;
•	administering and approving the issuance of stock options and other awards under our stock plans;
•	retaining and approving the compensation of any compensation advisors; and
•	evaluating the independence of any such compensation advisors.

Nominating and Corporate Governance Committee

Mses. Herendeen and Norrington currently serve on the Nominating and Corporate Governance Committee, which is chaired by Ms. Norrington. The Board has determined that each member of the Nominating and Corporate Governance Committee is “independent” as that term is defined in the applicable SEC and NYSE rules. The Nominating and Corporate Governance Committee’s responsibilities include:

•	evaluating and making recommendations regarding the organization and governance of the Board of Directors and its committees;
•	assessing the performance of members of the Board of Directors and making recommendations regarding committee and chair assignments;
•	reviewing and making recommendations with regard to our corporate succession plans for our Chief Executive Officer and other executive officers;
•	recommending desired qualifications for Board of Directors membership and conducting searches for potential members of the Board of Directors; and
•	reviewing and making recommendations with regard to our Corporate Governance Guidelines.

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Identifying and Evaluating Director Nominees

The Board has delegated the director selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board, and of management, will be requested to take part in the process as appropriate.

Generally, the Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the Nominating and Corporate Governance Committee deems to be appropriate in the evaluation process. The Nominating and Corporate Governance Committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the Board’s approval as director nominees for election to the Board.

From time to time, we have engaged, for a fee, a third-party search firm to assist the Nominating and Corporate Governance Committee with identifying, evaluating and screening Board candidates for the Company.  For our two most recent Board searches, Rich Talent Group, a boutique search firm, assisted the Nominating and Corporate Governance Committee with evaluating and screening Board candidates, including Jill Ward and Avanish Sahai, who were appointed to the Board in October 2017 and April 2018, respectively.

Minimum Qualifications

In evaluating proposed director candidates, the Nominating and Corporate Governance Committee may consider all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of professional experience or other background characteristics, his or her independence, the current size and composition of our Board and the needs of our Board and its respective committees. Some of the qualifications that our Nominating and Corporate Governance Committee considers include, without limitation, integrity, judgment, diversity of experience, expertise, business acumen, understanding of our business and industry, potential conflicts of interest and other commitments. Nominees must also have proven achievement and competence in their field and the ability to provide guidance to our management team and make significant contributions to our success, and an understanding of the fiduciary responsibilities that are required of a director. Director candidates must have sufficient time available in the judgment of our Nominating and Corporate Governance Committee to perform all Board and committee responsibilities. Members of our Board are expected to prepare for, attend, and participate in all Board of Director and applicable committee meetings.

Building a More Diverse Board

Setting the tone for diversity and inclusivity often starts at the top.  We are proud to be building a Board that represents our customers and employees by bringing diverse ideas and backgrounds to the table.  While we do not have a specific policy with regard to the consideration of diversity in identifying director nominees, we believe it is essential to have directors representing diversity in many areas, including but not limited to race, ethnicity, gender, age, background, and professional experience.  With the addition of Jill Ward to our Board in October 2017, we now have three women on our Board. Furthermore, our Lead Independent Director is a woman, and our Nominating and Corporate Governance Committee is comprised entirely of women. In April 2018, we were excited and honored to welcome Avanish Sahai to our Board.  Not only does Mr. Sahai bring extensive platform experience to our business, but he’s also passionate about our mission to build a more diverse company.

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Stockholder Recommendations

Stockholders may submit recommendations for director candidates to the Nominating and Corporate Governance Committee by sending the individual’s name and qualifications to our Secretary at HubSpot, Inc., 25 First Street, Cambridge, MA 02141, who will forward all recommendations to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Stockholder Communications

The Board provides to every securityholder and interested party the ability to communicate with the Board, as a whole, and with individual directors on the Board through an established process for securityholder and other interested party communication. For a communication directed to the Board of Directors as a whole, securityholders and other interested parties may send such communication to the attention of the Company’s Secretary via U.S. Mail or Expedited Delivery Service to: HubSpot, Inc., 25 First Street, Cambridge, MA 02141, Attn: Board of Directors, c/o Secretary.

For a securityholder communication directed to an individual director in his or her capacity as a member of the Board, securityholders and other interested parties may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to: HubSpot, Inc., 25 First Street, Cambridge, MA 02141, Attn: [Name of Individual Director], c/o Secretary.

We will forward by U.S. Mail any such communication to each director, and the Chairman of the Board in his or her capacity as a representative of the Board, to whom such communication is addressed to the address specified by each such director and the Chairman of the Board, unless there are safety or security concerns that mitigate against further transmission.

Board and Committee Evaluations

The Nominating and Corporate Governance Committee oversees the annual Board and committee evaluation process. Generally, the Board and each committee conduct self-evaluations by means of written questionnaires completed by each director and committee member. The anonymous responses are summarized and provided to the Board and each committee at their next meetings in order to facilitate an examination and discussion by the Board and each committee of the effectiveness of the Board and committees, Board and committee structure and dynamics, and areas for possible improvement. The Nominating and Corporate Governance Committee establishes the Board and committee evaluation process each year and may determine to use an independent third party evaluation process from time to time in the future.

Board’s Role in Risk Oversight

One of the key functions of our Board of Directors is informed oversight of our risk management process. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including cybersecurity risk exposure. Our Audit Committee is responsible for reviewing and discussing our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies with respect to risk assessment and risk management. Our Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our external audit function. Our Nominating and Corporate Governance Committee monitors the effectiveness of our Corporate Governance Guidelines. Our Compensation Committee reviews and discusses the risks arising from our compensation philosophy and practices applicable to all employees that are reasonably likely to have a materially adverse effect on us.

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Compensation of Non-Employee Directors

Pursuant to our Non-Employee Director Compensation Policy in effect for 2018, non-employee directors were paid an annual cash retainer of $30,000, our lead independent director was paid an additional annual cash retainer of $11,500 and committee members and committee chairs received additional annual cash retainer fees as set forth below:

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Annual Committee Member Retainer	$8,500	$6,100	$4,000
Annual Committee Chairman Retainer	$20,000	$12,000	$7,500

In addition, each of our non-employee/non-investor affiliate directors received an annual equity award with a value of $165,000, 25% of which was in the form of an option to purchase shares of our common stock and 75% of which was in the form of a restricted stock unit (“RSU”) award settled in shares of our common stock.  Such equity award vests upon the first anniversary of the grant date of such award (or, if earlier, immediately prior to the annual meeting of stockholders that is closest to the first anniversary of the grant date); provided, however, that all vesting ceases if the director resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines otherwise in certain warranted circumstances. Newly-elected directors receive a pro-rated annual equity award. All unvested options or RSU awards held by a non-employee director accelerate and immediately vest if the non-employee director’s service relationship ends within three months prior to or 12 months following a “sale event” (as defined in the Company’s 2014 Stock Option and Incentive Plan).

We reimburse our non-employee directors for their travel, lodging and other reasonable expenses incurred in attending meetings of our Board of Directors and committees of the Board of Directors.

The Board periodically evaluates the compensation of our non-employee directors, including the recommendations of the Compensation Committee. The Board also considers input from the Compensation Committee’s compensation consultant, who reviews director pay levels at peer companies and provides feedback on where the Company is positioned relative to its peers.

The following table provides certain information concerning compensation earned by the non-employee members of our Board during the year ended December 31, 2018 pursuant to our Non-Employee Director Compensation Policy. The table excludes Messrs. Halligan and Shah, who are Named Executive Officers of the Company and did not receive any additional compensation for their service as directors in 2018.  The compensation received by Messrs. Halligan and Shah during 2018 is set forth in the section of this Proxy Statement captioned “Executive Compensation— 2018 Summary Compensation Table.”

2018 Director Compensation Table

	Fees Earned
	or Paid in	Stock	Option
	Cash	Awards	Awards	Total
Name	($)	($) (1)	($) (1)	($)
Ron Gill	60,000	147,652	49,108	256,760
Julie Herendeen	44,000	147,652	49,108	240,760
Lorrie Norrington	58,000	147,652	49,108	254,760
Avanish Sahai (2)	27,473	161,651	53,787	242,911
Michael Simon	49,600	147,652	49,108	246,360
Jay Simons	37,600	147,652	49,108	234,360
David Skok (3)	23,050	—	—	23,050
Jill Ward	31,500	147,652	49,108	228,260

(1)

The amounts reported represent the aggregate grant-date fair value of RSUs that may be settled for shares of our common stock and options to purchase shares of our common stock calculated in accordance with ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-based vesting conditions. The assumptions used in calculating the grant-date fair value are set forth in the notes to our audited consolidated financial statements presented in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (the “2018 Form 10-K”) filed with the Securities and Exchange Commission on February 12, 2019.

(2)	Mr. Sahai joined the Board of Directors in April 2018.
(3)

Mr. Skok retired from the Board of Directors in April 2018. In connection with Mr. Skok’s retirement, the Compensation Committee accelerated the vesting date of his unvested equity awards (specifically, 1,764 RSUs and 1,514 stock options) from June 5, 2018 to April 24, 2018.

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Certain Director Equity Information

Our non-employee directors held the following aggregate number of shares of our common stock subject to unexercised stock option and unvested RSUs as of December 31, 2018:

	Number of
	Securities	Number of
	Underlying	Unvested
	Unexercised	Restricted
Name	Options	Stock Units
Ron Gill	18,113	1,111
Julie Herendeen	1,514	1,111
Lorrie Norrington	34,022	1,111
Avanish Sahai	982	1,111
Michael Simon	73,173	1,111
Jay Simons	2,280	1,111
David Skok (3)	—	—
Jill Ward	902	1,111

(1)	Mr. Skok retired from the Board of Directors in April 2018.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of March 1, 2019, for:

•	each person known by us to be the beneficial owner of more than 5% of our common stock;
•	our named executive officers;
•	each of our directors and director nominees; and
•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe, based on the information provided to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

The table lists applicable percentage ownership based on 41,848,584 shares of common stock outstanding as of March 1, 2019 unless indicated otherwise. Options to purchase shares of our common stock that are exercisable, and shares of our common stock that may be acquired upon the vesting of RSUs, in each case, within 60 days of March 1, 2019, are deemed to be beneficially owned by the persons holding these options or RSUs, as applicable, for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage. Unless otherwise indicated, the address for each beneficial owner is c/o HubSpot, Inc. 25 First Street, Cambridge, MA 02141.

	Number of Shares
Name of Beneficial Owner	Beneficially Owned	Percentage
5% Stockholders
FMR LLC (1)	5,285,017	12.6%
The Vanguard Group (2)	3,407,488	8.1%
Entities affiliated with Capital Research and Management Company (3)	2,134,605	5.1%
Entities affiliated with Black Rock, Inc. (4)	2,631,050	6.3%
Executive Officers and Directors
Kate Bueker (5)	4,270	*
Ron Gill (6)	26,936	*
Brian Halligan (7)	1,075,535	2.5%
Julie Herendeen (8)	5,646	*
John Kinzer (9)	26,205	*
Hunter Madeley (10)	45,457	*
Lorrie Norrington (11)	34,422	*
Avanish Sahai (12)	241	*
Dharmesh Shah (13)	1,699,334	4.0%
JD Sherman (14)	445,162	1.1%
Michael Simon (15)	148,274	*
Jay Simons (16)	4,957	*
Jill Ward (17)	1,916	*
All executive officers and directors as a group (14 persons)(18)	3,567,918	8.3%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.
(1)

This information is as of December 31, 2018 and is based solely on a Schedule 13G filed by FMR LLC (“FMR”) with the SEC on February 13, 2019. FMR reports sole voting power over 1,316,337 shares and sole dispositive power over 5,285,017 shares. The percent owned is based on the calculation provided by the FMR Schedule 13G. The address of FMR is 245 Summer Street, Boston, Massachusetts 02210.

(2)

This information is as of December 31, 2018 and is based solely on a Schedule 13G filed by The Vanguard Group with the SEC on February 12, 2019. The Vanguard Group reports sole voting power over 76,457 shares, shared voting power over 6,315 shares, sole dispositive power over 3,328,287 shares and shared dispositive power over 79,201 shares. The percent owned is based on the calculation provided by The Vanguard Group Schedule 13G. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(3)

This information is as of December 31, 2018 and is based solely on a Schedule 13G filed by Capital Research Global Investors (“CRGI”) with the SEC on February 14, 2019. CRGI reports sole voting power over 2,134,605 shares and sole dispositive power over 2,134,605 shares.

(4)

This information is as of December 31, 2018 and is based solely on a Schedule 13G filed by BlackRock, Inc. with the SEC on February 11, 2019. BlackRock, Inc. reports sole voting power over 2,252,125 shares and sole dispositive power over 2,631,050 shares. The percent owned is based on the calculation provided by the BlackRock, Inc. Schedule 13G. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

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(5)

Consists of (i) 1,696 shares of common stock held directly by Ms. Bueker and (ii) 2,574 shares issuable upon exercise of stock options, and/or that may be acquired upon the vesting of RSUs, in each case, within 60 days of March 1, 2019.

(6)

Consists of (i) 12,963 shares of common stock held directly by Mr. Gill and (ii) 13,973 shares issuable upon exercise of stock options, and/or that may be acquired upon the vesting of RSUs, in each case, within 60 days of March 1, 2019.

(7)

Consists of (i) 722,334 shares of common stock held directly by Mr. Halligan and (ii) 353,201 shares issuable upon exercise of stock options, and/or that may be acquired upon the vesting of RSUs, in each case, within 60 days of March 1, 2019.

(8)

Consists of (i) 4,132 shares of common stock held directly by Ms. Herendeen and (ii) 1,514 shares issuable upon exercise of stock options, and/or that may be acquired upon the vesting of RSUs, in each case, within 60 days of March 1, 2019.

(9)

Consists of (i) 25,747 shares of common stock held directly by Mr. Kinzer and (ii) 458 shares issuable upon exercise of stock options, and/or that may be acquired upon the vesting of RSUs, in each case, within 60 days of March 1, 2019.

(10)

Consists of (i) 10,521 shares of common stock held directly by Mr. Madeley and (ii) 34,936 shares issuable upon exercise of stock options, and/or that may be acquired upon the vesting of RSUs, in each case, within 60 days of March 1, 2019.

(11)

Consists of (i) 400 shares of common stock held directly by Ms. Norrington and (ii) 34,022 shares issuable upon exercise of stock options, and/or that may be acquired upon the vesting of RSUs, in each case, within 60 days of March 1, 2019.

(12)

Consists of (i) 132 shares of common stock held directly by Mr. Sahai and (ii) 109 shares issuable upon exercise of stock options, and/or that may be acquired upon the vesting of RSUs, in each case, within 60 days of March 1, 2019.

(13)

Consists of (i) 1,496,459 shares of common stock held directly by Mr. Shah and (ii) 202,875 shares issuable upon exercise of stock options, and/or that may be acquired upon the vesting of RSUs, in each case, within 60 days of March 1, 2019.

(14)

Consists of (i) 45,635 shares of common stock held directly by Mr. Sherman and (ii) 399,527 shares issuable upon exercise of stock options, and/or that may be acquired upon the vesting of RSUs, in each case, within 60 days of March 1, 2019.

(15)

Consists of (i) 32,401 shares of common stock held directly by Mr. Simon, (ii) 42,700 shares held by the Simon Family Children’s Trust dtd 12/15/2006 and (iii) 73,173 shares issuable upon exercise of stock options, and/or that may be acquired upon the vesting of RSUs, in each case, within 60 days of March 1, 2019.

(16)

Consists of (i) 2,677 shares of common stock held directly by Mr. Simons and (ii) 2,280 shares issuable upon exercise of stock options, and/or that may be acquired upon the vesting of RSUs, in each case, within 60 days of March 1, 2019.

(17)

Consists of (i) 1,014 shares of common stock held directly by Ms. Ward and (ii) 902 shares issuable upon exercise of stock options, and/or that may be acquired upon the vesting of RSUs, in each case, within 60 days of March 1, 2019.

(18)

See footnotes 5 through 17 above. Includes (i) 2,378,935 shares of common stock held directly by the directors and executive officers and (ii) 1,146,283 shares issuable upon exercise of stock options, and/or that may be acquired upon the vesting of RSUs, in each case, within 60 days of March 1, 2019 for our directors and executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such reports.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that for 2018, all required reports were filed on a timely basis under Section 16(a), except that each Section 16 officer had one late Form 4 transaction due to administrative oversight.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes how our executive compensation program is designed and operates with respect to our named executive officers. For 2018, our named executive officers were:

Name	Title
Brian Halligan	Chief Executive Officer
Kate Bueker	Chief Financial Officer (as of June 18, 2018)
John Kinzer	Former Chief Financial Officer (until June 18, 2018)
JD Sherman	President and Chief Operating Officer
Hunter Madeley	Chief Sales Officer
Dharmesh Shah	Chief Technology Officer

Executive Summary

Business Overview and 2018 Performance Highlights

HubSpot provides a cloud-based marketing, sales, and customer service software platform, which we refer to in this Compensation Discussion and Analysis as our Growth Platform, that enables businesses to grow better. At HubSpot, we are committed to helping our customers grow better, which means helping them grow without compromise, always solving for the customer, and creating a better experience for customers and company alike. To that end, our Growth Platform, comprised of Marketing Hub, Sales Hub, Service Hub, and a free customer relationship management, or CRM system, features integrated applications and tools that enable businesses to create a relevant and cohesive customer experience throughout the customer lifecycle.

We are headquartered in Cambridge, Massachusetts and have international offices in Dublin, Ireland; Singapore; Sydney, Australia; Tokyo, Japan; Berlin, Germany; and Bogotá, Colombia, which we opened in 2018.  We also announced plans to open an office in Paris, France, later this year.  HubSpot has been named a top place to work by Glassdoor, Fortune, The Boston Globe, Comparably, and The Boston Business Journal.  We consistently win workplace awards relating to our leadership team, our culture, our diversity and inclusion efforts, and our commitment to fostering a better workplace for women and parents.

In 2018, we delivered significant growth and strong financial performance, including:

•	Revenue. Our full-year 2018 revenue grew 37% to $513.0 million.
•

Operating Margin Improvement.  In 2018, we experienced a 1.3 percentage point improvement in GAAP operating margin to (9.4)% and approximately a 4.0 percentage point improvement in non-GAAP operating margin to 6.3%.

•	Free Cash Flow. We generated $51.4 million of free cash flow in 2018 compared to $22.3 million in 2017.
•	Total Customers. We grew total customers to 56,628 total customers at December 31, 2018, up 36% year-over-year.

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Also during 2018, we significantly expanded our product offering.  We began the year with an established marketing application business that helped our customers generate leads and a fast-growing sales enablement business that helped sales people sell.  We ended the year with a full suite of marketing, sales, and customer service products that helps our customers grow better by enabling provision of a remarkable experience for their customers.

2017	2018

Return to Stockholders

We have delivered significant long-term total stockholder return, or TSR, as evidenced by the chart below, which shows how a $100 investment in HubSpot on October 9, 2014 (the date our common stock commenced trading on The New York Stock Exchange) would have grown to $418 on December 31, 2018.  The chart also compares the TSR on an investment in our common stock to the same investment in the S&P 500 Index and the NASDAQ Computer Index over the last five fiscal years.

As evidenced by the table above, our stock price has been consistently strong since we went public in 2014.  The stock price for our initial public offering on October 9, 2014 was $25.00 per share.  Our stock price on April 18, 2019 was $162.76 per share, approximately 6.51 times our stock price for our initial public offering.

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2018 Executive Compensation Program Highlights

Highlights of our 2018 executive compensation program include:

•	Voluntary request by our co-founders, Brian Halligan and Dharmesh Shah, to maintain their respective base salaries at $1 and to forego any cash bonus.
•	Voluntary request by Mr. Halligan to reduce the approved value of his equity award for 2018 from $3,437,500 to $2,750,000.
•	No change to target cash bonus levels for our named executive officers.
•	Increased our stock ownership guidelines to require the CEO to own and hold shares of our common stock valued at six times base salary.
•	Moved to quarterly vesting instead of monthly vesting for our restricted stock unit awards for executive officers and employees.

Compensation Philosophy

Our Compensation Committee designs our executive compensation program with the goal of attracting, retaining and motivating high-caliber executive officers, while simultaneously promoting the achievement of key company performance measures to align the incentives of our executive officers with our stockholders’ interests. We compete with many other public and private companies within our region and across the country for executives. Accordingly, the Compensation Committee generally targets overall compensation for our executive officers to be competitive in our industry and region. Variations in this target compensation may occur depending on the experience level of the individual and other market factors, such as the demand for executives with certain skills and experience and the costs associated with recruiting qualified executives from other established companies. We intend to provide a competitive total compensation package and believe in sharing our success with our executive officers, as well as our other employees, when our objectives are met.

We endeavor to maintain strong executive compensation policies and practices as summarized below:

	What We Do		What We Don’t Do
√	Maintain a compensation clawback policy	×	No employment agreements or cash severance arrangements with executive officers
√	Maintain stock ownership guidelines for executive officers and non-employee directors	×	No repricing of underwater stock options
√	Provide limited perquisites	×	No hedging and pledging of HubSpot common stock
√	Use double-trigger change in control provisions for equity awards; otherwise no change in control payments or benefits for executive officers	×	No excise tax gross-ups upon a change of control
√	Use an independent compensation consultant that provides no other services to HubSpot
√	Cap cash bonus payments
√	Use objective performance measures
√	Annual stockholder advisory vote on named executive officer compensation
√	Regular reviews of executive compensation and peer group data

The compensation of our named executive officers in 2018 consisted of the following elements:

Compensation Element	Objective
Base salary	To attract and retain talented executives.
Annual cash incentive compensation	To motivate and reward our executives for the achievement of key company objectives set by the Compensation Committee at the beginning of the year.
Long-term equity incentive compensation	To retain and motivate our executives and align their interests with those of our stockholders.
Other benefits

General employee medical and dental plans, unlimited vacation, life and disability insurance and Section 401(k) plan matching contributions designed to provide employee benefits competitive with those offered by our peer group and other companies with which we compete for talent.

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Each of the elements of our executive compensation program is discussed in more detail below. Our compensation elements are designed to be flexible, to complement each other and to serve the compensation objectives described above. While we have not adopted any formal policies for allocating compensation between fixed and variable compensation, we generally target our long-term equity incentive compensation to be a significant majority of target total direct compensation. Our mix of compensation elements is designed to reward short-term results and motivate long-term performance through a combination of short-term cash and long-term equity awards.

Determining Executive Compensation

Role of the Compensation Committee

The Compensation Committee of our Board of Directors oversees our executive compensation program and annually reviews and approves all executive compensation decisions. The Compensation Committee meets several times near the beginning of each fiscal year to review our executive compensation programs, establish the company performance measures used to set the annual cash incentive compensation opportunities for the fiscal year and review the target total direct compensation for our executive officers to ensure consistency with our overall compensation philosophy. As part of their executive compensation review, the Compensation Committee is provided with relevant information, such as the competitive market data described further below, to use as a reference when determining each individual compensation element and target total direct compensation levels.

Role of our Chief Executive Officer and Other Executive Officers

Our Chief Executive Officer, President and Chief Operating Officer, and Chief Financial Officer assist the Compensation Committee in identifying the key performance and incentive measures that may be used in setting annual cash incentive compensation opportunities and also provide input on key contributors and performers within the company so as to ensure their compensation accurately reflects their responsibilities, performance, experience levels and expected future contributions. Our Chief Executive Officer and President and Chief Operating Officer make recommendations to the Compensation Committee regarding the compensation for our executive officers.  No executive officer participated in the final deliberations or determinations regarding his own compensation package, except for Messrs. Halligan and Shah, who each requested that his base salary be reduced to $1 for 2018 and elected to forego any cash bonus awards, and Mr. Kinzer, who requested that his base salary be reduced to $1, effective July 1, 2018, in connection with stepping down as Chief Financial Officer of the Company.  In addition, Mr. Halligan requested that the approved value of his equity award for 2018 be reduced from $3,437,500 to $2,750,000.

Role of the Compensation Consultant

The Compensation Committee has retained Compensia, a national compensation consulting firm, to serve as its compensation consultant. In compliance with the disclosure requirements of the SEC regarding the independence of compensation consultants, the Compensation Committee has assessed each of the six independence factors established by the SEC and adopted by the NYSE and has determined that the engagement of Compensia does not raise any conflicts of interest or similar concerns. In addition, the Compensation Committee evaluated the independence of its other outside advisors to the Compensation Committee, including outside legal counsel, considering the same independence factors and concluded their work for the Compensation Committee does not raise any conflicts of interest.

Compensia reports directly to the Compensation Committee and does not provide any non-compensation related services to the company. Compensia does not make specific compensation-related recommendations, although it does use the competitive market data described below to provide ranges for base salary, annual cash incentive compensation awards and long-term incentive awards that are consistent with the company’s compensation peer group for the Compensation Committee to consider. Compensia attends certain Compensation Committee meetings, executive sessions and preparatory meetings with the committee chair and certain executive officers, as requested by the Compensation Committee.

Use of Competitive Market Data and Peer Groups

The Compensation Committee directs Compensia to provide it with competitive market data and analysis based on a select group of peer companies and published compensation survey data, as well as information about current market practices and trends, compensation structures and peer group compensation ranges. The comparative market data Compensia provides is based on a compensation peer group selected and approved by the Compensation Committee with input and guidance from Compensia and published compensation survey data in cases where there is insufficient data within the peer companies. Typically, the compensation peer group is comprised of software companies that are considered similar to us as of the end of the previous fiscal year based on various financial measures, such as revenue, market capitalization and growth.

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For 2018, our compensation peer group consisted of the following 18 software companies:

2U, Inc.	Imperva, Inc.	RingCentral, Inc.
Benefitfocus, Inc.	LogMeIn, Inc.	SPS Commerce, Inc.
Box, Inc.	New Relic, Inc.	Trade Desk, Inc.
Callidus Software Inc.	Paycom Software, Inc.	Twilio Inc.
Cornerstone OnDemand, Inc.	Paylocity Holding Corporation	Veeva Systems Inc.
Ellie Mae, Inc.	Qualys, Inc.	Zendesk, Inc.

The Compensation Committee may replace some or all of these companies with others from time to time as changes in market positions and company size, including our own, may suggest more representative peer group companies.

Elements of Compensation

Base Salaries

Base salaries for our named executive officers were established initially at the time the individual was hired, taking into account competitive market data provided by Compensia if applicable, and internal pay parity considerations, as well as the individual’s qualifications and experience. The base salaries of our named executive officers are reviewed by our Chief Executive Officer and President and Chief Operating Officer and approved annually by the Compensation Committee. Adjustments to base salaries are also based on:

•	Each named executive officer’s position, level of responsibility and seniority.
•	The relative ease or difficulty of replacing the individual with a well-qualified person and the number of well-qualified candidates available to assume the individual’s role.

The Compensation Committee does not assign a specific weight to any single factor in making decisions regarding base salary adjustments.

In January 2018, after reviewing the base salaries of our named executive officers compared to similarly situated executives at the companies in our compensation peer group, as well as assessing both company and individual performance in 2017, the Compensation Committee made adjustments to the base salaries for Messrs. Sherman and Madeley. As they did in 2017, Messrs. Halligan and Shah each requested that his base salary be reduced to $1 for 2018. In establishing the base salary for Ms. Bueker at the time of her hire in June 2018, the Compensation Committee reviewed the base salaries of other chief financial officers at the companies in our compensation peer group, her level of responsibility, and expectations in her role.  The Compensation Committee also considered internal parity among our named executive officers. The Compensation Committee maintained Mr. Kinzer’s 2017 base salary level for 2018. In connection with stepping down as Chief Financial Officer of the Company, Mr. Kinzer requested that his base salary be reduced to $1, effective July 1, 2018 through his last day of employment with the Company on January 3, 2019.

The following table sets forth the base salaries for our named executive officers for fiscal 2017 and 2018:

Named Executive Officer	2017 Base Salary	2018 Base Salary (1)	% Change
Brian Halligan	$1	$1	No change
Kate Bueker (2)	N/A	$344,000	N/A
John Kinzer (3)	$312,500	$312,500	No change
JD Sherman	$343,750	$375,000	9.1%
Hunter Madeley	$295,313	$328,125	11.1%
Dharmesh Shah	$1	$1	No change
(1)	Salary changes were effective as of April 1, 2018.
(2)	Ms. Bueker joined the Company on June 18, 2018.
(3)	Mr. Kinzer’s base salary was $312,500 between January 1, 2018 and June 30, 2018. Effective July 1, 2018, Mr. Kinzer’s base salary was $1. Mr. Kinzer left the Company on January 3, 2019.

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Performance-Based Cash Bonuses

We provide annual performance-based cash incentive awards linked to achievement against certain corporate performance goals under our Senior Executive Cash Incentive Bonus Plan (the “Bonus Plan”). The Compensation Committee believes that the annual performance measures used in the Bonus Plan contribute to driving long-term stockholder value, play an important role in influencing executive performance, and are an important component of our executive compensation program to help attract, motivate, and retain our executive officers and other employees.

Under the Bonus Plan, each year (generally during the first quarter) the Compensation Committee approves company-wide performance objectives, which serve as the basis for determining the eligibility for, and amount of, bonuses to be paid under the program. Typically, performance under the Bonus Plan is measured and paid out semi-annually as of June 30th and December 31st each year. After the end of each six-month period, the Compensation Committee reviews our actual achievement against the target levels for the performance objectives and determines the bonuses, if any, to be paid under the program. The Compensation Committee may increase or decrease awards under the Bonus Plan in its discretion based on factors the committee deems appropriate.

2018 Target Annual Cash Bonus Opportunity.  To establish our executive officers’ individual target annual cash bonus opportunities (generally expressed as a percentage of base salary), the Compensation Committee considers competitive market data, input from its compensation consultant, and the level, position, objectives, and scope of responsibility of each executive officer, as well as considerations of internal parity among similarly situated HubSpot executives.

In January 2018, based on its review of our executive compensation program, peer company data, and the other factors described above, the Compensation Committee approved the following target annual cash bonus opportunities for the named executive officers, which remained unchanged from 2017 levels.  As in 2017, Messrs. Halligan and Shah voluntarily requested to forego any cash bonus payments under the Bonus Plan for fiscal year 2018. In establishing the target annual cash bonus opportunity for Ms. Bueker, the Compensation Committee considered the factors described above and internal parity among our named executive officers. In connection with his transition from the Company, Mr. Kinzer was not eligible for a cash bonus under the Bonus Plan for the six-month period ended December 31, 2018.

The following table sets forth the target annual cash bonus opportunities for our named executive officers under our Bonus Plan for 2018:

Named Executive Officer	2017 Target Bonus Opportunity (as % of annual base salary)	2018 Target Bonus Opportunity (as % of annual base salary) (1)	% Change
Brian Halligan	0%	0%	No change
Kate Bueker	N/A	60%	N/A
John Kinzer	60%	60%	No change
JD Sherman	60%	60%	No change
Hunter Madeley	60%	60%	No change
Dharmesh Shah	0%	0%	No change
(1)	Target annual cash incentive compensation changes were effective as of April 1, 2018.

2018 Cash Bonus Performance Measures.  For 2018, the Compensation Committee selected the following two performance measures: (1) annual recurring revenue (“ARR”) run rate at June 30, 2018 and December 31, 2018 and (2) non-GAAP operating margin for each of the six-month periods ended June 30, 2018 and December 31, 2018. The performance measures were weighted 70% for ARR and 30% for non-GAAP operating margin.

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The graphic below shows the performance measures selected by the Compensation Committee for 2018 and the related payout structure of the Bonus Plan.

2018 Cash Bonus Performance Targets, Achievement, and Payout.  The Compensation Committee believes the targets for the Bonus Plan should be rigorous and challenging.  The Compensation Committee establishes target levels it believes are necessary to provide a competitive overall compensation package in light of each named executive officer’s base salary and to motivate our named executive officers to achieve an aggressive level of growth and profitability.

The table below shows our 2018 ARR and non-GAAP operating margin target levels compared to our actual results and related achievement:

	Target	Actual	Achievement
2018 – First Half (June 30, 2018)
ARR	$473.758 million	$476.398 million	Exceeded
Non-GAAP Operating Margin	5.30%	5.08%	Not Met
2018 – Second Half (December 31, 2018)
ARR	$542.535 million	$566.380 million	Exceeded
Non-GAAP Operating Margin	6.50%	7.27%	Met

For purposes of the Bonus Plan, we define “ARR” as the annual value of our customer subscription contracts as of the specified point in time excluding any commissions owed to our partners.  We define “non-GAAP operating margin” as operating margin, calculated in accordance with GAAP, excluding our stock-based compensation expense and the amortization of acquired intangibles. The above-referenced performance targets should not be interpreted as a prediction of how we will perform in future periods. As described above, the purpose of these objectives was to establish a method for determining the payment of annual cash bonuses.

For the six-month period ended June 30, 2018, we achieved 122.6% of the ARR target level of $473.758 million. However, our non-GAAP operating margin was 5.08%, below the target level of 5.30%.  Because this performance measure is binary under our Bonus Plan, no payout was associated with this performance objective. As a result, the total bonus payout for the first half of 2018 was equal to 85.8% of the target annual cash bonus opportunity for that six-month period.

For the six-month period ended December 31, 2018, we achieved 196.5% of the ARR target level of $542.535 million.  Our non-GAAP operating margin was 7.27%, exceeding the target level of 6.50%.  As a result, the total bonus payout for the second half of 2018 was equal to 167.6% of the target annual cash bonus opportunity for that six-month period.

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Accordingly, the cash bonuses paid to the named executive officers for 2018 under the Bonus Plan were:

Named Executive Officer	First Half 2018 Bonus Payment ($)	Second Half 2018 Bonus Payment ($)	2018 Total Bonus Payment ($)
Brian Halligan (1)	—	—	—
Kate Bueker (2)	7,453	172,913	180,366
John Kinzer (3)	80,438	—	80,438
JD Sherman	92,503	188,495	280,998
Hunter Madeley (4)	80,236	164,934	245,170
Dharmesh Shah (1)	—	—	—
(1)	As in 2017, Messrs. Halligan and Shah voluntarily requested to forego any cash bonus payments under the Bonus Plan.
(2)	Ms. Bueker joined the Company on June 18, 2018 and, as a result, her first half 2018 bonus payment was pro-rated.
(3)	In connection with his transition from the Company, Mr. Kinzer was not eligible for a cash bonus under the Bonus Plan for the six-month period ended December 31, 2018.
(4)

A portion of Mr. Madeley’s semi-annual cash bonus compensation is paid monthly prior to the determination of his semi-annual bonus amount. If the aggregate monthly payments are greater than the actual semi-annual bonus amount, then the difference is automatically recouped by us on a semi-annual basis. In 2018, Mr. Madeley received monthly payments of $10,000 under the Bonus Plan, and no amounts were recouped since his actual semi-annual bonus amount exceeded the aggregate monthly payments.

Long-Term Incentive Compensation

The Compensation Committee grants long-term incentive compensation in the form of equity awards to our named executive officers on an annual basis, generally in the first quarter of the year. In determining the size of long-term equity incentive awards for our named executive officers, the Compensation Committee reviews competitive market data provided by its compensation consultant and grants awards intended to be competitive with the prevailing market practice. In addition to the competitive market data, the Compensation Committee also considers a number of other factors, including the recommendations of our Chief Executive Officer and President and Chief Operating Officer (except with respect to their own awards), the company’s overall performance, the individual executive officer’s performance, the relative ease or difficulty of replacing the executive with a well-qualified person and the number of well-qualified candidates available to assume the executive’s role, the amount of equity previously awarded to the executive as well as the portion of previously awarded equity that remains unvested, and the company’s annual equity burn rates. The Compensation Committee also considers the appropriateness of various equity vehicles, as well as overall program costs (which include both stockholder dilution and compensation expense), when evaluating the long-term compensation mix. All stock option and RSU awards are approved by the Compensation Committee.

Stock Options. We grant stock options to our executives to align their interests with those of our stockholders and as an incentive to remain with us. The Compensation Committee believes that options to purchase shares of our common stock, with an exercise price equal to the market price of our common stock on the date of grant, are inherently performance-based and are a very effective tool to motivate our executives to build stockholder value and reinforce our position as a growth company. With stock options, our executives can realize value only to the extent that the market price of our common stock increases during the period that the option is outstanding, which provides a strong incentive to our executives to increase stockholder value. Further, because these options typically vest over a four-year period, they incentivize our executives to build value that can be sustained over time.

Restricted Stock Units (RSUs). We also grant restricted stock units, or RSUs, to our executives and other employees. RSUs align the interests of our executives and other employees with those of our stockholders and help manage the dilutive effect of our equity compensation program. Our RSUs are subject to time-based vesting. Because RSUs have value to the recipient even in the absence of stock price appreciation, RSUs help us retain and incentivize employees during periods of market volatility, and also result in our granting fewer shares of common stock than through stock options of equivalent grant date fair value. Our RSUs typically vest over a four-year period, and we believe that, like stock options, they help incentivize our executives to build value that can be sustained over time.

Approved Equity Award Value and Calculation of Shares. The Compensation Committee typically approves an overall value to be awarded to each executive after considering the factors described above. Once the equity award value has been determined, the number of RSUs to be issued to the executive is calculated using the average per share closing price of HubSpot’s common stock on the NYSE over the 30 trading days up to and including the date of grant. In the case of options, the number of stock options to be issued is based on the 30 trading day trailing average fair value (Black-Scholes value) as of the date of grant.  As a result, the intended value of an equity award approved by the Compensation Committee will often differ from the grant date fair value of the stock option and RSU awards as computed in accordance with ASC Topic 718, which is shown in the 2018 Summary Compensation Table.

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2018 Equity Awards. In early 2018, after considering the factors described above, the Compensation Committee approved long-term equity award values for each executive officer and also determined that the mix for the annual equity awards would consist of 25% in value of stock options and 75% in value of RSU awards.

In line with his request to reduce his base salary to $1 and to forego his cash bonus award, Mr. Halligan requested, and the Compensation Committee agreed, to reduce the value of his 2018 annual equity award.  As a result, although the Compensation Committee had planned to award Mr. Halligan an equity award with an intended value of $3,437,500, it instead awarded Mr. Halligan a smaller equity award with an intended value of $2,750,000.

In connection with Ms. Bueker’s offer to join HubSpot as its Chief Financial Officer in June 2018, the Compensation Committee approved two equity awards for her after considering the factors described above, including (i) an initial equity award valued at $2,000,000, comprised of 75% RSUs and 25% stock options, that will vest over four years commencing on July 2, 2018, with 25% vesting on July 2, 2019 and the remaining 75% vesting in equal quarterly increments thereafter; and (ii) a sign-on equity award valued at $2,500,000, comprised of 100% RSUs, that will vest over four years commencing on July 2, 2018 in equal quarterly increments, in each case, subject to her continued employment through such vesting date.

The table below shows the intended equity award value approved for our named executive officers and the resulting number of RSUs and stock options actually awarded to them on their respective grant dates:

Named Executive Officer	Approved Value ($)(1)	Restricted Stock Units (#)	Stock Options (#)
Brian Halligan	2,750,000	20,388	16,289
Kate Bueker	4,500,000	31,318	8,532
John Kinzer	—	—	—
JD Sherman	2,340,000	13,860	17,348
Hunter Madeley	1,470,000	10,898	8,707
Dharmesh Shah	1,900,000	14,086	11,254
(1)

As approved by the Compensation Committee on February 23, 2018, except for Ms. Bueker’s award, which was approved by the Compensation Committee on June 5, 2018. The grant date fair value of the stock option and RSU awards as computed in accordance with ASC Topic 718 is shown in the 2018 Summary Compensation Table.

Compensation Risk Assessment

As part of its review of the compensation to be paid to our executives, as well as the compensation programs generally available to our employees, the Compensation Committee considers potential risks arising from our compensation programs and the management of these risks, in light of our overall business, strategy and objectives.

As is the case with our employees generally, our executive officers’ base salaries are fixed in amount and thus do not encourage risk-taking. Bonus amounts under our Bonus Plan are tied to overall corporate performance, and the bonus payout for executive officers is based on our performance during the fiscal year compared to pre-established target levels for two measures: ARR and non-GAAP operating margin. These financial measures counterbalance each other, decreasing the likelihood that our executive officers will pursue any one measure to the detriment of overall financial performance. Combined, these measures limit the ability of an executive to be rewarded for taking excessive risk on our behalf by, for example, seeking revenue enhancing opportunities at the expense of profitability. Moreover, a significant portion of compensation provided to our executive officers is in the form of long-term equity incentive awards that help further align their interests with those of our stockholders.

In short, we believe that our executive compensation program does not encourage excessive or unnecessary risk-taking. Furthermore, we do not believe that the risks that may arise from our compensation programs are reasonably likely to have a material adverse effect on us.

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Other Benefits

Health and Welfare Benefits

Our named executive officers are eligible for the same employee benefits available to our employees generally. We offer group health, dental, life and disability insurance plans. The type and extent of benefits offered are intended to be competitive within our industry and region.  We also maintain a tax-qualified Section 401(k) retirement plan for eligible employees in the United States. Under our Section 401(k) plan, employees may elect to defer up to 96% of their eligible compensation subject to applicable annual limits set pursuant to the Code. We currently provide a company matching contribution of 50% of the employee’s contributions (up to $2,500 per year) under the Section 401(k) plan. Employees are 100% vested in their contributions to the Section 401(k) plan and any employer contributions after one year of service. We intend for the Section 401(k) plan to qualify, depending on the employee’s election, under Section 401(a) of the Code so that contributions by employees, and income earned on those contributions, are not taxable to employees until withdrawn from the Section 401(k) plan.

Perquisites and Personal Benefits

As noted above, our named executive officers are eligible to participate in the same benefits as those offered to all full-time employees. Our Chief Sales Officer commuted from Toronto, Canada to Cambridge, Massachusetts, and our former Chief Financial Officer commuted from Arlington, Virginia to Cambridge, Massachusetts.  During 2018, we reimbursed them for certain housing and travel expenses and provided related tax gross-up payments as set forth in the section of this Proxy Statement captioned “Executive Compensation— 2018 Summary Compensation Table.” Other than these payments, we do not have any programs for providing personal benefits or executive perquisites to our named executive officers.

Severance and Change in Control Benefits

We do not have any employment or change in control arrangements with our executive officers, except that all of the current outstanding equity awards to our employees, including our named executive officers, under our 2014 Stock Option and Incentive Plan and our 2007 Equity Incentive Plan, include a “double-trigger” vesting acceleration provision in the event of a change in control of the company and a subsequent termination of employment as further described below under “Potential Payments Upon Termination or Change in Control.”

Other Compensation Practices and Policies

Stock Ownership Guidelines

We have adopted a Stock Ownership Policy that is applicable to our non-employee directors and those employees who have been designated as “officers” for purposes of Section 16 of the Exchange Act.  During 2018, we amended the Stock Ownership Policy to require our Chief Executive Officer to own equity in the Company equal to at least six times his annual base salary (increased from three times).  The Stock Ownership Policy requires that non-employee directors hold equity in the Company with a value equal to at least three times the director’s annual Board cash retainer, the Chief Executive Officer own equity in the Company equal to at least six times his annual base salary, and that all other covered executives own equity in the Company equal to at least one times his or her annual base salary. The Stock Ownership Policy provides for a phase-in period, which provides that an individual subject to this policy is required to be in compliance with the minimum equity ownership requirement by the later of December 31, 2021 or the first December 31st that occurs following the five-year anniversary of date on which the non-employee director or Section 16 officer first became subject to the Stock Ownership Policy.  The Stock Ownership Policy also includes certain share retention obligations that apply to officers and directors who have not met the minimum equity ownership requirements by the end of their phase-in date or who cease to hold the minimum equity ownership at any time following such date.

Anti-Hedging and Anti-Pledging Policies

Our insider trading policies generally prohibit all Board members, executive officers, and employees from buying our securities on margin, borrowing against our securities held in a margin account, pledging our securities as collateral for a loan, engaging in short sales of our securities, and buying or selling derivatives on our securities, other than as may be allowed in certain exceptional and limited circumstances with the permission of the Audit Committee.  To date, no such requests have been made or approved.

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Policy for Recoupment of Incentive Compensation

We have adopted a Policy for Recoupment of Incentive Compensation (the “Clawback Policy”) that applies to those employees who have been designated as “officers” for purposes of Section 16 of the Exchange Act.  The Clawback Policy provides that if we are required to prepare an accounting restatement due to the material non-compliance with any financial reporting requirement and/or intentional misconduct by an officer covered by the policy, then a committee of independent directors may require any officer covered by the policy to repay to the Company any incentive compensation received by the officer during the previous three years, to the extent that the committee determines that the incentive compensation was in excess of the amount the officer would have received if the incentive compensation had been calculated based on the financial results reported in the restated financial statement.  For purposes of the Clawback Policy, incentive compensation includes income related to annual cash bonuses and long term equity incentive compensation.

Indemnification of Officers and Directors

We have agreed to indemnify our directors and officers in certain circumstances. See “Related Party Transactions—Limitation of Liability and Indemnification of Officers and Directors.”

Tax and Accounting Considerations

Tax Deductibility

Section 162(m) of the Internal Revenue Code generally places a $1 million limit on the amount of compensation a company can deduct in any one year for certain executive officers and certain other individuals. While our Compensation Committee considers tax deductibility as one factor in determining executive compensation, our Compensation Committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes. The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our named executive officers in excess of $1 million will not be deductible unless it qualifies for the limited transition relief applicable to certain arrangements in place as of November 2, 2017. Because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing the performance-based compensation exemption from the deduction limit, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will. Further, our Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with our business needs. Our Compensation Committee believes that stockholder interests are best served if it maintains discretion and flexibility in awarding compensation, even though some compensation may result in non-deductible compensation expenses.

Accounting for Stock-Based Compensation

We follow Financial Accounting Standard Board (“FASB”), Accounting Standards Codification Topic 718 (“ASC Topic 718”), Compensation — Stock Compensation, for our stock-based compensation awards to employees and directors. FASB ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, restricted stock awards and RSU awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. FASB ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their statements of operations over the period that an employee or director is required to render service in exchange for the option or other award. The Compensation Committee considers the impact of FASB ASC Topic 718 when making equity-based awards.

Compensation Committee Interlocks and Insider Participation

During 2018, the Compensation Committee was comprised of Messrs. Simon, Simons and Skok. Mr. Simons joined the Compensation Committee in January 2018. Mr. Skok retired from the Board in April 2018.  None of the members of the Compensation Committee is an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

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2018 SUMMARY COMPENSATION TABLE

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)	($) (1)	($) (1)	($) (2)	($)		($)
Brian Halligan (3)	2018	1	—	2,286,514	821,061	—	1,242	(6)	3,108,818
Chief Executive Officer	2017	1	—	2,379,326	793,269	—	1,242		3,173,838
	2016	199,330	—	918,471	301,080	90,450	2,506		1,511,837

Kate Bueker (4)	2018	186,333	—	4,011,835	500,372	180,366	2,939	(7)	4,881,845
Chief Financial Officer

John Kinzer (5)	2018	156,251	—	—	—	80,438	46,303	(8)	282,992
Former Chief Financial Officer	2017	312,500	—	1,506,859	502,408	171,938	37,225		2,530,930
	2016	304,688	—	1,177,516	386,004	165,150	2,810		2,036,168

JD Sherman	2018	367,188	—	1,945,578	698,625	280,998	3,742	(7)	3,296,131
President and Chief Operating Officer	2017	343,750	—	1,483,099	494,466	189,131	3,742		2,514,188
	2016	328,125	—	1,198,095	392,747	177,413	3,242		2,099,622

Hunter Madeley	2018	319,922	—	1,222,211	438,883	245,170	52,810	(9)	2,278,996
Chief Sales Officer	2017	295,313	—	861,907	287,359	162,481	186,063		1,793,123
	2016	291,797	—	1,057,126	346,524	158,405	192,183		2,046,035

Dharmesh Shah (3)	2018	1	—	1,579,745	567,267	—	1,242	(6)	2,148,255
Chief Technology Officer	2017	1	—	1,070,678	356,967	—	1,242		1,428,888
	2016	281,250	—	1,033,259	338,713	152,888	2,810		1,808,920
(1)

The amounts reported represent the aggregate grant-date fair value of the RSUs that may be settled for shares of our common stock and options to purchase shares of our common stock calculated in accordance with ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-based vesting conditions. The assumptions used in calculating the grant-date fair value are set forth in the notes to our audited consolidated financial statements presented in the 2018 Form 10-K.

(2)	The amounts reported reflect performance-based cash bonus payments awarded based on the achievement of certain corporate performance goals under the Senior Executive Cash Incentive Bonus Plan.
(3)	During 2018, Messrs. Halligan and Shah voluntarily elected to receive a base salary of $1 and to forego any cash bonus payments under the Senior Executive Cash Incentive Bonus Plan.
(4)	Ms. Bueker joined the Company on June 18, 2018. Her annualized salary was $344,000 for 2018.
(5)

Mr. Kinzer stepped down as Chief Financial Officer on June 18, 2018 but remained with the Company through January 3, 2019.  As of July 1, 2018, he voluntarily elected to receive a base salary of $1 and was not eligible for any cash bonus payments under the Senior Executive Cash Incentive Bonus Plan.

(6)	The amount reported includes group term life insurance.
(7)	The amount reported includes Section 401(k) matching contributions and group term life insurance.
(8)	The amount reported includes Section 401(k) matching contributions, group term life insurance, reimbursement for housing and commuting expenses of $21,802 and related tax gross-up payments of $20,759.
(9)	The amount reported includes group term life insurance, reimbursement for housing and commuting expenses of $28,646 and related tax gross-up payments of $22,922.

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2018 GRANTS OF PLAN-BASED AWARDS TABLE

								All other	All other
								Stock	Option
								Awards:	Awards:		Grant Date
		Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	Exercise or	Fair Value
		Under Non-Equity Incentive			Under Equity Incentive			Shares of	Securities	Base Price	of Stock
		Plan Awards (1)			Plan Awards			Stock or	Underlying	of Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#) (2)	(#) (3)	($/Sh) (4)	($) (5)
Brian Halligan	3/1/2018	—	—	—	—	—	—	20,388	—	—	2,286,514
	3/1/2018	—	—	—	—	—	—	—	16,289	112.15	821,061
Kate Bueker	—	72,240	206,400	350,880	—	—	—	—	—	—	—
	7/2/2018	—	—	—	—	—	—	31,318	—	—	4,011,835
	7/2/2018	—	—	—	—	—	—	—	8,532	128.10	500,372
John Kinzer	—	65,625	187,500	318,750	—	—	—	—	—	—	—
	3/1/2018	—	—	—	—	—	—	—	—	—	—
	3/1/2018	—	—	—	—	—	—	—	—	—	—
JD Sherman	—	78,750	225,000	382,500	—	—	—	—	—	—	—
	3/1/2018	—	—	—	—	—	—	17,348	—	—	1,945,578
	3/1/2018	—	—	—	—	—	—	—	13,860	112.15	698,625
Hunter Madeley	—	68,906	196,875	334,688	—	—	—	—	—	—	—
	3/1/2018	—	—	—	—	—	—	10,898	—	—	1,222,211
	3/1/2018	—	—	—	—	—	—	—	8,707	112.15	438,883
Dharmesh Shah	3/1/2018	—	—	—	—	—	—	14,086	—	—	1,579,745
	3/1/2018	—	—	—	—	—	—	—	11,254	112.15	567,267
(1)

The amounts reported in the "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" column, sub-column "Threshold," reflect the minimum payment level of short-term incentive compensation for each of the named executive officers under our Senior Executive Cash Incentive Bonus Plan. The amounts reported in the "Maximum," sub-column reflect that for 2018, the program provided the potential to earn a maximum of 170% of the target short-term incentive bonus opportunity. The specific components of the Senior Executive Cash Incentive Bonus Plan are described in the "Performance-Based Cash Bonuses" section of the Compensation Discussion and Analysis in this Proxy Statement. Non-equity incentive plan awards actually paid by the Company for services rendered in 2018 are reported in the "Non-Equity Incentive Plan Compensation" column of the "2018 Summary Compensation Table" above.

(2)

Consists of RSUs granted under our 2014 Stock Option and Incentive Plan. Each RSU award vests over four years beginning on January 1, 2018 in 16 equal quarterly installments, subject to the named executive officer’s continued employment through such vesting date.

(3)

Consists of options to purchase shares of our common stock granted under our 2014 Stock Option and Incentive Plan. Each stock option vests over four years beginning on January 1, 2018 in 16 equal quarterly installments, subject to the named executive officer’s continued employment through such vesting date.

(4)	The exercise price is equal to the closing market price of our common stock on The New York Stock Exchange on the date of grant.
(5)

The amounts reported represent the aggregate grant-date fair value of the RSU awards and stock options calculated in accordance with ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-based vesting conditions. The assumptions used in calculating the grant-date fair value are set forth in the notes to our audited consolidated financial statements presented in the 2018 Form 10-K.

2019 PROXY STATEMENT | HubSpot, Inc.   28

2018 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

			Option Awards (1)				Stock Awards (2)
Name	Grant Date	Vesting Start Date (3)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (#) (4)
Brian Halligan	3/9/2010	3/9/2010	100,397	—	1.53	3/9/2020	—	—
	5/8/2012	4/1/2012	266,666	—	5.76	5/8/2022	—	—
	1/29/2014	1/1/2014	15,000	—	16.14	1/29/2024	—	—
	2/10/2015	1/1/2015	27,742	591	34.76	2/10/2025	—	—
	2/10/2015	1/1/2015	—	—	—	—	886	111,397
	1/29/2016	1/1/2016	12,956	4,813	40.59	1/29/2026	—	—
	1/29/2016	1/1/2016	—	—	—	—	6,129	770,599
	2/1/2017	1/1/2017	16,606	18,050	52.80	2/1/2027	—	—
	2/1/2017	1/1/2017	—	—	—	—	23,472	2,951,135
	3/1/2018	1/1/2018	3,054	13,235	112.15	3/1/2028	—	—
	3/1/2018	1/1/2018	—	—	—	—	16,566	2,082,843
Kate Bueker	7/2/2018	7/1/2018	—	8,532	128.10	7/2/2028	—	—
	7/2/2018	7/1/2018	—	—	—	—	11,744	1,476,573
	7/2/2018	7/1/2018	—	—	—	—	18,351	2,307,271
John Kinzer	2/10/2015	1/1/2015	—	209	34.76	4/3/2019	—	—
	2/10/2015	1/1/2015	—	—	—	—	313	39,353
	1/29/2016	1/1/2016	—	6,171	40.59	4/3/2019	—	—
	1/29/2016	1/1/2016	—	—	—	—	7,858	987,986
	2/1/2017	1/1/2017	—	11,433	52.80	4/3/2019	—	—
	2/1/2017	1/1/2017	—	—	—	—	14,865	1,868,976
JD Sherman	5/8/2012	3/1/2012	343,223	—	5.76	5/8/2022	—	—
	1/29/2014	1/1/2014	3,751	—	16.14	1/29/2024	—	—
	2/10/2015	1/1/2015	14,022	348	34.76	2/10/2025	—	—
	2/10/2015	1/1/2015	—	—	—	—	521	65,505
	1/29/2016	1/1/2016	16,900	6,279	40.59	1/29/2026	—	—
	1/29/2016	1/1/2016	—	—	—	—	7,995	1,005,211
	2/1/2017	1/1/2017	10,350	11,252	52.80	2/1/2027	—	—
	2/1/2017	1/1/2017	—	—	—	—	14,630	1,839,430
	3/1/2018	1/1/2018	2,598	11,262	112.15	3/1/2028	—	—
	3/1/2018	1/1/2018	—	—	—	—	14,096	1,772,290
Hunter Madeley	2/10/2015	1/1/2015	6,527	140	34.76	2/10/2025	—	—
	2/10/2015	1/1/2015	—	—	—	—	209	26,278
	1/29/2016	1/1/2016	14,911	5,540	40.59	1/29/2026	—	—
	1/29/2016	1/1/2016	—	—	—	—	7,054	886,899
	2/1/2017	1/1/2017	6,014	6,540	52.80	2/1/2027	—	—
	2/1/2017	1/1/2017	—	—	—	—	8,503	1,069,082
	3/1/2018	1/1/2018	1,632	7,075	112.15	3/1/2028	—	—
	3/1/2018	1/1/2018	—	—	—	—	8,855	1,113,339
Dharmesh Shah	3/9/2010	3/9/2010	150,397	—	1.53	3/9/2020	—	—
	1/29/2014	1/1/2014	5,000	—	16.14	1/29/2024	—	—
	2/10/2015	1/1/2015	16,319	348	34.76	2/10/2025	—	—
	2/10/2015	1/1/2015	—	—	—	—	521	65,505
	1/29/2016	1/1/2016	14,575	5,415	40.59	1/29/2026	—	—
	1/29/2016	1/1/2016	—	—	—	—	6,895	866,908
	2/1/2017	1/1/2017	7,471	8,124	52.80	2/1/2027	—	—
	2/1/2017	1/1/2017	—	—	—	—	10,562	1,327,960
	3/1/2018	1/1/2018	2,110	9,144	112.15	3/1/2028	—	—
	3/1/2018	1/1/2018	—	—	—	—	11,445	1,438,980
(1)

Unless otherwise indicated, these stock options vest over four years, with the earlier awards (granted prior to 2018) vesting in 48 equal monthly installments, and later awards (granted in 2018) vesting in 16 equal quarterly installments, subject to the named executive officer’s continued employment through such vesting date.

(2)

Unless otherwise indicated, these RSU awards vest over four years, with the earlier awards (granted prior to 2018) vesting in 48 equal monthly installments, and later awards (granted in 2018) vesting in 16 equal quarterly installments, subject to the named executive officer’s continued employment through such vesting date.

(3)	The vesting start date is fixed by the Compensation Committee when granting equity awards.
(4)	Represents the fair market value of the unvested shares of our common stock as of December 31, 2018 based upon the closing market price of our common stock on such date of $125.73 per share.

2019 PROXY STATEMENT | HubSpot, Inc.   29

2018 OPTIONS EXERCISED AND STOCK VESTED TABLE

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($) (1)	(#)	($) (2)
Brian Halligan	—	—	41,989	4,812,286
Kate Bueker	—	—	1,223	182,557
John Kinzer	69,142	5,690,482	24,676	2,805,046
JD Sherman	90,000	11,697,042	30,450	3,530,740
Hunter Madeley	—	—	29,986	3,325,412
Dharmesh Shah	—	—	25,081	2,928,953
(1)

The value realized on exercise is based on the difference between the fair market value of a share of our common stock on the exercise date, less the per share exercise price of the related stock option, multiplied by the number of shares for which the options were exercised.

(2)

The value realized on vesting is based on the closing market price per share of our common stock on the vesting date, which ranged from $89.45 to $149.27 per share, multiplied by the number of shares that vested.

2019 PROXY STATEMENT | HubSpot, Inc.   30

ADDITIONAL INFORMATION RELATING TO EXECUTIVE COMPENSATION PROGRAM

2018 Potential Payments upon Termination or Change in Control

All current outstanding equity awards granted to our named executive officers under our 2014 Stock Option and Incentive Plan and our 2007 Equity Incentive Plan include a “double-trigger” vesting acceleration provision in the event of a change of control of the company. Pursuant to the forms of stock option agreement, restricted stock agreement and RSU agreement, in the case of a “sale event” (as defined in our 2014 Stock Option and Incentive Plan) or in the case of a “change of control” (as defined in our 2007 Equity Incentive Plan), in each case in which outstanding awards are assumed, substituted or otherwise continued by a successor entity, and the award holder’s employment or service relationship with us terminates, such holder’s awards will vest in full as of the date of termination if such termination occurs (i) within 12 months after such sale event or change of control or 90 days prior to such event and (ii) such termination is by us without “cause” (as defined in the applicable award agreement) or by such holder for “good reason” (as defined in the applicable award agreement). There are no other payments or benefits provided to our named executive officers in the event of a termination of employment or change in control of the Company.

The following table shows the potential payments and benefits to be received by each of our named executive officers in the event that his or her employment was terminated by us without cause or by the named executive officer for good reason within 12 months following, or 90 days prior to, such sale event or change of control of the Company. The amounts in the table below have been calculated based on the assumption that the sale event/change of control and employment termination took place on December 31, 2018.

Named Executive Officer	Equity Acceleration Benefits Payable Upon Termination Without Cause/for Good Reason in connection with Change in Control (1)
Brian Halligan	$7,875,634
Kate Bueker	3,783,844
John Kinzer	4,274,537
JD Sherman	6,222,235
Hunter Madeley	4,153,050
Dharmesh Shah	4,908,703
(1)

Consists of the vesting of outstanding equity awards that would accelerate pursuant to the “double-trigger” change in control provisions included in the applicable award agreements. Amounts in this column are calculated based on $125.73 per share, the closing market price of our common stock on December 31, 2018.

CEO Pay Ratio

Our compensation and benefits philosophy and the overall structure of our compensation and benefit programs are broadly similar across the organization to encourage and reward all employees who contribute to our success. We strive to ensure the pay of each of our employees reflects the level of their job impact and responsibilities and is competitive within our peer group. As of December 31, 2018, we employed 2,638 full-time employees and strive to maintain a diverse and engaged workforce.

Under rules adopted pursuant to the Dodd Frank Act of 2010, we are required to disclose the annual total compensation paid to our median paid employee, the annual total compensation paid to our CEO, and the ratio of the annual total compensation paid to the median employee as compared to the annual total compensation paid to our CEO. The paragraphs that follow describe our methodology and the resulting CEO Pay ratio.

For 2018:

•	the annual total compensation of the employee identified at the median of all employees of our company (other than our CEO) was $119,901; and
•	the annual total compensation of Mr. Brian Halligan, our Chief Executive Officer, was $3,108,818.

2019 PROXY STATEMENT | HubSpot, Inc.   31

Based on this information, for 2018 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 25.9 to 1.  This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

In 2018, there was no change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio. Accordingly, for purposes of calculating the pay ratio set forth above, we used the same median employee that we identified for purposes of our 2017 pay ratio. To identify our median employee for 2017, we used the following methodology.  In 2017, we selected a compensation measure comprised of the following elements, which we believe reasonably reflects the annual compensation of our employees:

•

base salary, which we calculated as annual base salary using a reasonable estimate of the hours worked during 2017 for hourly employees and annual salary levels for our remaining employees, and annualizing the compensation for any newly hired permanent employees during 2017;

•	bonus target, which we calculated for eligible employees based upon a percentage of their base salary; and
•

the grant date “fair value” of equity awarded to eligible employees in 2017, which we calculated pursuant to Financial Accounting Standard Board, Accounting Standards Codification Topic 718, Compensation — Stock Compensation.

We calculated the sum of these compensation elements for our employees as of December 31, 2017 for the 12-month period from January 1, 2017 through December 31, 2017.  We annualized base salary for any employees who commenced work during 2017.  Using this approach, we identified the individual at the median of our employee population, who is a full-time, salaried software engineer based in the United States, and determined that the employee’s annual total compensation for 2017 was $105,000 (excluding any estimated retirement and health benefits) in accordance with the requirements of the Summary Compensation Table.

Equity Compensation Plan Information

The following table sets forth information regarding our equity compensation plans as of December 31, 2018.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and RSUs		Weighted- average Exercise Price of Outstanding Options ($)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders (2)	3,822,323	(3)	23.89	5,522,965	(4)
Equity compensation plans not approved by stockholders	—		—	—
Total	3,822,323		23.89	5,522,965
(1)

The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options to purchase shares of our common stock. It does not reflect the shares of our common stock that will be issued upon the vesting of outstanding awards of RSUs, which have no exercise price.

(2)	These plans consist of our 2007 Equity Incentive Plan (terminated in October 2014), our 2014 Stock Option and Incentive Plan, and our Employee Stock Purchase Plan.
(3)

This number includes 1,276,553 shares of our common stock subject to outstanding stock option awards granted under our 2007 Equity Incentive Plan, and 2,545,770 shares subject to outstanding awards granted under our 2014 Stock Option and Incentive Plan, of which 563,042 shares were subject to outstanding options and 1,982,728 shares were subject to outstanding RSU awards.

(4)

This number includes 4,077,864 shares of our common stock available for issuance under our 2014 Stock Option and Incentive Plan, and 1,445,101 shares reserved for issuance under our Employee Stock Purchase Plan. The number of shares available for issuance under the 2014 Stock Option and Incentive Plan automatically increase each January 1 by 5% of the outstanding number of shares of our common stock on the immediately preceding December 31 or such lesser number of shares as determined by our Compensation Committee. The number of shares available for issuance under the Employee Stock Purchase Plan automatically increase each January 1 by 1% of the outstanding number of shares of our common stock on the immediately preceding December 31 or such lesser number of shares as determined by our Compensation Committee.

2019 PROXY STATEMENT | HubSpot, Inc.   32

Report of the Compensation Committee of the Board of Directors

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the year ended December 31, 2018.

Compensation Committee

Michael Simon (Chairperson)

Jay Simons

2019 PROXY STATEMENT | HubSpot, Inc.   33

RELATED PARTY TRANSACTIONS

Certain Relationships and Transactions

Other than compensation arrangements for our directors and named executive officers, which are described elsewhere in the “Executive Compensation” section of this proxy statement, below we describe transactions since January 1, 2018 to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and
•

any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Limitation of Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our company or our stockholders;
•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, we adopted amended and restated bylaws which provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Our amended and restated bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.

Further, we have entered into indemnification agreements with each of our directors and executive officers that are broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions included in our amended and restated certificate of incorporation, amended and restated bylaws and in indemnification agreements that we entered into or may in the future enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be harmed to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

2019 PROXY STATEMENT | HubSpot, Inc.   34

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our Board of Directors.

The underwriting agreement provides for indemnification by the underwriters of us and our officers, directors and employees for certain liabilities arising under the Securities Act or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Other Transactions with Our Executive Officers and Directors and Affiliated Entities

We have granted stock options and RSUs to our executive officers and certain of our directors. See the section captioned “Executive Compensation—Outstanding Equity Awards at Fiscal Year-End” for a description of these stock options and RSUs.

Policies and Procedures for Related Party Transactions

The Audit Committee of our Board of Directors has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and their immediate family members. Our Audit Committee charter provides that the Audit Committee shall review and approve or disapprove any related party transactions. We also adopted a formal policy governing the review and approval of related party transactions.

2019 PROXY STATEMENT | HubSpot, Inc.   35

PROPOSAL ONE - ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes of directors. One class is elected each year at the annual meeting of stockholders for a term of three years. Vacancies on the Board of Directors are filled by the affirmative vote of a majority of the remaining directors.  A director elected by the Board of Directors to fill a vacancy in a class shall hold office for the remainder of the full term of that class, and until the director’s successor is duly elected and qualified or until his or her earlier resignation, death, or removal.

The term of the Class II directors is scheduled to expire at the upcoming Annual Meeting. The term of the Class III directors expires at the 2020 annual meeting of stockholders. The term of the Class I directors expires at the 2021 annual meeting of stockholders. Directors are elected to hold office for a three-year term or until the election and qualification of their successors in office.

Nominees for Class II Directors

Based on the recommendation of the Nominating and Corporate Governance Committee of our Board, our Board has nominated Lorrie Norrington, Dharmesh Shah, and Avanish Sahai for election as Class II directors to serve for a three-year term ending at the 2022 annual meeting or until their successors are elected and qualified. Each of the nominees is a current member of our Board and has consented to serve if elected.

Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “for” the election of each nominee. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy on the Board. The Board may fill such vacancy at a later date or reduce the size of the Board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Directors Not Standing for Election

Our Class I directors and Class III directors are not standing for election at this year’s Annual Meeting.  Our Class I directors, consisting of Brian Halligan, Ron Gill, and Jill Ward, will continue in office until the 2021 annual meeting of stockholders.  Our Class III directors, consisting of Julie Herendeen, Michael Simon, and Jay Simons, will continue in office until the 2020 annual meeting of stockholders.

Vote Required

Our amended and restated by-laws provide for a majority voting standard in uncontested elections of directors (as is the case for this Annual Meeting).  Under a majority voting standard, each nominee must receive a majority of votes cast to be elected, which means the a director nominee will be elected to the Board only if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Abstentions and broker non-votes are not considered votes “for” or “against” the nominee’s election.  An incumbent director who is nominated for election and fails to receive a majority of the votes cast for such director’s reelection would be required to promptly deliver to the Board an irrevocable offer to resign from the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken.  The Board will act on the recommendation of the Nominating and Corporate Governance Committee and will publicly disclose its decision within 90 days from the date of the certification of the election results. A plurality voting standard will continue to apply to contested director elections. A contested election will generally include any situation in which the Company receives a notice that a stockholder has nominated a person for election to the Board at a meeting of stockholders.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR CLASS II DIRECTOR LISTED ABOVE.

2019 PROXY STATEMENT | HubSpot, Inc.   36

PROPOSAL TWO - RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2019, and we are asking you and other stockholders to ratify this appointment. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 2016.

The Audit Committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. As a matter of good corporate governance, the Board determined to submit to stockholders for ratification the appointment of PricewaterhouseCoopers LLP. A majority of the votes properly cast is required in order to ratify the appointment of PricewaterhouseCoopers LLP. In the event that a majority of the votes properly cast do not ratify this appointment of PricewaterhouseCoopers LLP, we will review our future appointment of PricewaterhouseCoopers LLP.

We expect that a representative of PricewaterhouseCoopers LLP will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

We have adopted a policy under which the Audit Committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval would generally be requested annually, with any pre-approval detailed as to the particular service, which must be classified in one of the four categories of services listed below. The Audit Committee may also, on a case-by-case basis, pre-approve particular services that are not contained in the annual pre-approval request. In connection with this pre-approval policy, the Audit Committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board.

In addition, in the event time constraints require pre-approval prior to the Audit Committee’s next scheduled meeting, the Audit Committee has authorized its Chairperson to pre-approve services. Engagements so pre-approved are to be reported to the Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all services performed since the pre-approval policy was adopted.

Audit Fees

The following table sets forth the fees billed by PricewaterhouseCoopers LLP for audit, audit-related, tax and all other services rendered for 2018 and 2017 (in thousands):

Fee Category	2018	2017 (1)
Audit Fees (2)	$1,690	$1,608
Audit-Related Fees (3)	100	185
Tax Fees (4)	67	243
Other Fees (5)	3	3
Total Fees	$1,860	$2,039

(1)

Excludes fees of $30,000 billed by Deloitte & Touche LLP in connection with their consent relating to our 2015 consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2017.

(2)

Audit fees consist of fees billed for professional services rendered for the integrated audit of our annual consolidated financial statements, reviews of our quarterly consolidated financial statements, and foreign statutory audits and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or requirements.  Audit fees also include accounting consultations and research related to the integrated audit.

(3)

Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These include fees for the issuance of our 0.25% convertible senior notes due June 1, 2022, common stock offerings, and assistance with the adoption of a new accounting standards.

(4)	Tax Fees consist of fees billed for tax compliance, consultation and planning services.
(5)	Other Fees consisit of fees billed for accounting research and disclosure software.

2019 PROXY STATEMENT | HubSpot, Inc.   37

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

Report of the Audit Committee of the Board of Directors

The information contained in this Audit Committee report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this Audit Committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that HubSpot specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

This report is submitted by the Audit Committee of the Board. None of the members of the Audit Committee is an officer or employee of HubSpot, and the Board has determined that each member of the Audit Committee is “independent” for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act, and the applicable NYSE Market rules. Each member of the Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and NYSE. The Board has designated Mr. Gill as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The Audit Committee operates under a written charter adopted by the Board.

The Audit Committee’s general role is to assist the Board in monitoring our financial reporting process and related matters. Its specific responsibilities are set forth in its charter.

The Audit Committee has reviewed the company’s consolidated financial statements for 2018 and met with management, as well as with representatives of PricewaterhouseCoopers LLP, the company’s independent registered public accounting firm, to discuss the consolidated financial statements. The Audit Committee also discussed with members of PricewaterhouseCoopers LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA Performance Standards Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee reviewed management’s report on its assessment of the effectiveness of the company’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of the company’s internal control over financial reporting. The Audit Committee meets with representatives of the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of the company’s internal control, including internal control over financial reporting; and the overall quality of the company’s financial reporting.

In addition, the Audit Committee received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with members of PricewaterhouseCoopers LLP its independence.

Based on these discussions, the financial statement review and other matters it deemed relevant, the Audit Committee recommended to the Board that the company’s audited consolidated financial statements for 2018 be included in its Annual Report on Form 10-K for 2018.

Audit Committee

Ron Gill (Chairperson)

Julie Herendeen

Avanish Sahai

2019 PROXY STATEMENT | HubSpot, Inc.   38

PROPOSAL THREE – NON-BINDING, ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, not less frequently than once every three years, the compensation of our named executive officers as disclosed in our annual proxy statement in accordance with the compensation disclosure rules of the SEC.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders.  Our compensation program is designed to reward our named executive officers for the achievement of short-term and long-term financial, operational and strategic goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

Stockholders are urged to read the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement, which discuss how our executive compensation policies and practices implement our compensation philosophy and contain tabular information and narrative discussion about the compensation of our named executive officers. Our Board and the Compensation Committee believe that these policies and practices are effective in implementing our compensation philosophy and in achieving our compensation program goals.

The vote on this resolution is not intended to address any specific element of compensation but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. The vote is advisory, which means that the vote is not binding on the Company, our Board or the Compensation Committee. Although non-binding, our Board and the Compensation Committee value the opinions that stockholders express in their votes and will review the voting results and take them into consideration as they deem appropriate when making future decisions regarding our executive compensation program.

Accordingly, we are asking our stockholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the stockholders of HubSpot, Inc. approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including in the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

2019 PROXY STATEMENT | HubSpot, Inc.   39

TRANSACTION OF OTHER BUSINESS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

ADDITIONAL INFORMATION

Procedures for Submitting Stockholder Proposals

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting

Our bylaws provide that, for nominations of persons for election to our Board or other proposals to be considered at an annual meeting of stockholders, a stockholder must give written notice to our Secretary at 25 First Street, Cambridge, MA 02141, not later than the close of business 90 days, nor earlier than the close of business 120 days, prior to the first anniversary of the date of the preceding year’s annual meeting. However, the bylaws also provide that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A of the Exchange Act, the person’s written consent to be named in the proxy statement and to serve as a director if elected and such information as we might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of such stockholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for stockholder action. In addition, to make a nomination or proposal, the stockholder must be of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner), including the name and address, as they appear on our books, of the stockholder proposing such business, the number of shares of our capital stock which are, directly or indirectly, owned beneficially or of record by the stockholder proposing such business or its affiliates or associates (as defined in Rule 12b-2 promulgated under the Exchange Act) and certain additional information.

The advance notice requirements under our Bylaws for the 2020 Annual Meeting of Stockholders are as follows: a stockholder’s notice shall be timely if delivered to our Secretary at the address set forth above not earlier than February 6, 2020 and not later than the close of business on March 7, 2020. However, if the date of our 2020 Annual Meeting of Stockholders occurs more than 30 days before or 60 days after June 5, 2020, the anniversary of the 2019 Annual Meeting, a stockholder notice will be timely if it is received at the address set forth above by the later of the close of business on (1) the 90th day prior to such annual meeting or (2) the tenth day following the day on which public disclosure of the date of the meeting is made.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials

In addition to the requirements stated above, any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2019 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than December 26, 2019. Such proposals must be delivered to our Secretary, c/o HubSpot, Inc., 25 First Street, Cambridge, MA 02141.

2019 PROXY STATEMENT | HubSpot, Inc.   40

VOTE BY INTERNET - www.proxyvote.com      Use the Internet to transmit your voting instructions and for electronic delivery    of information up until 11:59 p.m. Eastern Time the day before the cut-off date    or meeting date. Have your proxy card in hand when you access the web site    and follow the instructions to obtain your records and to create an electronic    voting instruction form.      ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS      If you would like to reduce the costs incurred by our company in mailing proxy    materials, you can consent to receiving all future proxy statements, proxy    cards and annual reports electronically via e-mail or the Internet. To sign up    for electronic delivery, please follow the instructions above to vote using the    Internet and, when prompted, indicate that you agree to receive or access proxy    materials electronically in future years.      VOTE BY PHONE - 1-800-690-6903      Use any touch-tone telephone to transmit your voting instructions up until    11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have    your proxy card in hand when you call and then follow the instructions.      VOTE BY MAIL      Mark, sign and date your proxy card and return it in the postage-paid    envelope we have provided or return it to Vote Processing, c/o Broadridge,    51 Mercedes Way, Edgewood, NY 11717.      HUBSPOT, INC.      25 FIRST STREET      CAMBRIDGE, MA 02141      E68332-P20196      HUBSPOT, INC.       The Board of Directors recommends you vote FOR   the following:      1. Elect three directors to serve as Class II directors for a    term of three years and until their successors are duly    elected and qualified, subject to their earlier resignation    or removal.      Abstain      Against      For        Nominees:       !      !      !       1a. Lorrie Norrington      !      !      !       1b. Avanish Sahai      !      !      !       1c. Dharmesh Shah      The Board of Directors recommends you vote FOR the following proposals:      For       Against      Abstain      !      !      !      2. Ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accountants for 2019; and      !      !      !      3. Non-binding advisory vote to approve the compensation of our Named Executive Officers.      NOTE: To transact such other business as may properly come before the meeting and at any adjournments or postponements thereof.      Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint    owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.     Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:   The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.      E68333-P20196      HUBSPOT, INC.      Annual Meeting of Shareholders      June 5, 2019 9:00 AM      This proxy is solicited by the Board of Directors      The shareholder(s) hereby appoint(s) Brian Halligan, J.D. Sherman, Kate Bueker, and John Kelleher, or any    of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to    represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of   HUBSPOT, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to    be held at 9:00 AM, EDT on June 5, 2019, at 2 Canal Park, 1st Floor, Cambridge, MA 02141, and any    adjournment or postponement thereof.      This proxy, when properly executed, will be voted in the manner directed herein. If no such direction    is made, this proxy will be voted in accordance with the Board of Directors' recommendations.      Continued and to be signed on reverse sidevoting instructions and for electronic delivery  of information up until ay before the cut-off date  or meeting date. Have your proxy card in hand when you access the web site  and follow the instructions to obtain your records and to create an electronic  voting instruction form.  ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS  If you would like to reduce the costs incurred by our company in mailing proxy  materials, you can consent to receiving all future proxy statements, proxy  cards and annual reports electronically via e-mail or the Internet. To sign up  for electronic delivery, please follow the instructions above to vote using the  Internet and, when prompted, indicate that you agree to receive or access proxy  materials electronically in future years.  VOTE BY PHONE - 1-800-690-6903  Use any touch-tone telephone to transmit your voting instructions up until  11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have  your proxy card in hand when you call and then follow the instructions.  VOTE BY MAIL  Mark, sign and date your proxy card and return it in the postage-paid  envelope we have provided or return it to Vote Processing, c/o Broadridge,  51 Mercedes Way, Edgewood, NY 11717.  HUBSPOT, INC.  25 FIRST STREET, 2ND FLOOR  CAMBRIDGE, MA 02141  E44036-P03452  HUBSPOT, INC.   The Board of Directors recommends you vote FOR the  following:  1. Elect three directors to serve as Class I directors for a  term of three years and until their successors are duly  elected and qualified, subject to their earlier resignation  or removal.  For   Against  Abstain   Nominees:   !  !  !   1a. Brian Halligan  !  !  !   1b. Ron Gill  !  !  !   1c. Jill Ward  The Board of Directors recommends you vote FOR the following proposals:  For   Against  Abstain  !  !  !  2. Ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accountants for 2019; and  !  !  !  3. Non-binding advisory vote to approve the compensation of our Named Executive Officers.  NOTE: To transact such other business as may properly come before the meeting and at any adjournments or postponements thereof.  Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint  owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.  E44037-P03452  HUBSPOT, INC.  Annual Meeting of Shareholders  June 6, 2019 9:00 AM  This proxy is solicited by the Board of Directors  The shareholder(s) hereby appoint(s) Brian Halligan, J.D. Sherman, and John Kelleher, or any of them, as  proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent  and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of HUBSPOT, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to  be held at 9:00 AM, EDT on June 6, 2019, at 2 Canal Park, 1st Floor, Cambridge, MA 02141, and any  adjournment or postponement thereof.  This proxy, when properly executed, will be voted in the manner directed herein. If no such direction  is made, this proxy will be voted in accordance with the Board of Directors' recommendations.  Continued and to be signed on reverse sidese side